Exhibit 15.3

SEC S-K 1300 Technical Report Summary of the Korshunovsky Iron Ore Mining Assets of Mechel PAO, Irkutsk, Russia

Purpose of Report

This report has been prepared by Phoenix Mining Consultants Ltd in conjunction with IMC Montan (“PMC”) for Mechel PAO (the “Company”) in connection with a Technical Report Summary (“TRS”) to be filed with the United States Securities and Exchange Commission (“the SEC”).

PMC/IMC was instructed by the Directors of the Company to prepare appropriate TRS reports for the mining assets of the Company. This report for Korshunovsky, which summarises the findings of PMC/IMC’s review, has been prepared in order to satisfy the requirements of the SEC S-K 1300 TRS for the Securities Act and the Exchange Act.

Korshunovsky has multiple assets in Irkutsk that mine iron ore before processing into value added products and has selected those assets considered to be material for inclusion in the scope of this TRS.

It should be noted that due to the current Covid 19 travel restrictions PMC/IMC has undertaken the study remotely and IMC Montan Group (IMC) has undertaken the site visits and interaction with the Company in Russia.

PMC/IMC has reviewed the practices and estimation methods undertaken by the Company for reporting reserves and resources in accordance with both (1) the Former Soviet Union’s Classification and Estimation Methods for Reserves and Resources, approved in 1981, and the Methodological Recommendations for Classification of Hard Mineral Reserves and Prognostic Resources, updated and approved in 2007 by the Ministry of Natural Resources of the Russian Federation and (2) the Committee for Mineral Reserves International Reporting Standards (CRIRSCO) International Reporting Template dated November 2013 as incorporated into the Codes and Standards of most of the CRIRSCO Members.

PMC/IMC has reviewed the reserves and resources statements of the individual units compiled by the Company and has restated the reserves and resources in compliance with International Reporting Standards (“the CRIRSCO Code”). In this report, all reserves and resources estimates, initially prepared by the Company in accordance with the FSU Classifications, have been substantiated by evidence obtained from site visits and observation and are supported by details of drilling results, analyses and other evidence and takes account of all relevant information supplied by the management of the Company.

Capability and Independence

This report was prepared by PMC, the signatory to this letter. The Project Director has 18 years’ experience of directing Competent Person’s Reports. He is qualified under the provisions of the SEC reports as a Qualified Person.

Details of the qualifications and experience of the consultants who carried out the work are in Appendix A to this report.

PMC and IMC operate as independent technical consultants providing resource evaluation, mining engineering and mine valuation services to clients. PMC and IMC have received, and will receive,

Phoenix Mining Consultants Limited

2nd Floor, Fairbank House, 27 Ashley Road, Altrincham, Cheshire, WA14 2DP, United Kingdom

Tel: +44 7747 604317 Email: john.warwick@phoenixminingconsultants.com

Registered in England Company Number 8374576

S-K 1300 Technical Report Summary on Korshunovsky GOK Mining Assets
Russian Federation

professional fees for its preparation of this report. However, neither PMC or IMC nor any of its directors, staff or sub consultants who contributed to this report has any interest in:

•	the Company or its subsidiaries; or

•	the mining assets reviewed; or

•	the outcome of any possible financing initiative.

Conclusions

PMC/IMC has assessed the mining assets of Korshunovsky by reviewing pertinent data, including resources, reserves, manpower requirements, environmental issues and the life-of-mine (“LOM”) plans relating to productivity, production, operating costs, capital expenditures and revenues.

All opinions, findings and conclusions expressed in this report are those of PMC/IMC and its sub consultants.

/s/ John S Warwick John S Warwick B Sc (Hons) FIMMM, C Eng, Eur Ing	Phoenix Mining Consultants Ltd 2nd Floor, Fairbank House 27 Ashley Road Altrincham Cheshire, WA14 2DP United Kingdom

PMC has given and not withdrawn its written consent to the issue of this Technical Report Summary with its name included within any public disclosure and to the inclusion of this report and references to this report.

The purpose of this Technical Report Summary is to support the public disclosure of updated Mineral Reserve and Mineral Resource estimates. This Technical Report Summary conforms to United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary. PMC has prepared this Technical Report Summary to disclose Mineral Resources and Mineral Reserves attributable to Mechel PAO and its subsidiary operating companies only, provide additional information about iron ore yields and to disclose the accuracy of the cost estimates. PMC notes that the effective date of the technical information contained herein remains July 01, 2021 and declares that PMC/IMC has taken all reasonable care to ensure that the information contained in this report is, to the best of our knowledge, in accordance with the facts and contains no omission likely to affect its import.

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Table of Contents

1	KORSHUNOVSKY IRON ORE OPERATIONS – EXECUTIVE SUMMARY	1

1.1	Introduction	1

1.2	Property Description	1

1.3	Geology	1

1.4	Reserves and Resources	2

1.5	Mining	2

1.6	Historic Iron OreProduction	2

1.7	Processing	3

1.8	Infrastucture	3

1.9	Environmental Issues	3
1.9.1	Legislation	3
1.9.2	Permits	4
1.9.3	Rehabilitation	4
1.9.4	Potential Risks and Liabilities	4

1.10	Economic Analysis	5

1.11	Conclusions	5

1.12	Recommendations	6

2	INTRODUCTION	6

3	PROPERTY DESCRIPTION	6

4	KORSHUNOVSKY GOK INDIVUDUAL ASSETS, S-K 1300 TRS CHAPTERS 4 TO 15	7

4.1	Licences and Permits	7

4.2	Korshunovsky Iron Ore Open Pit	7
4.2.1	Location and Access	7
4.2.2	Topography, elevation, and vegetation	8
4.2.3	Climate and the length of the operating season	8
4.2.4	Licence and Adjacent Properties	8
4.2.5	History	8
4.2.6	Geology	8
4.2.7	Exploration Drilling	13
4.2.8	Sampling	13
4.2.9	Data Verification	13
4.2.10	Resources Estimation	14
4.2.11	Reserves Estimation	14
4.2.12	Mining Operations	15
4.2.13	Infrastructure	16
4.2.14	Future Plans	16
4.2.15	Environmental Permitting and Compliance	17

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4.3	Rudnogorsky Iron Ore Open Pit	19
4.3.1	Location and Access	19
4.3.2	Topography, elevation, and vegetation	19
4.3.3	Climate and the length of the operating season	19
4.3.4	License and Adjecent Properties	20
4.3.5	History	20
4.3.6	Geology	20
4.3.7	Exploration	23
4.3.8	Sampling	23
4.3.9	Data Verification	24
4.3.10	Resources Estimation	24
4.3.11	Reserves Estimation	24
4.3.12	Mining Operations	25
4.3.13	Infrastructure	26
4.3.14	Future Plans	27
4.3.15	Environmental Permitting and Compliance	27

4.4	Korshunovsky Iron Ore Concentrator	29
4.4.1	Location and Access	29
4.4.2	History	29
4.4.3	Plant Description	29
4.4.4	Flowsheet	30
4.4.5	Product Quality	32
4.4.6	Plant Performance	32
4.4.7	Plant Availability	33
4.4.8	Future Plans	33
4.4.9	Environmental Permitting and Compliance	35

16	SALES AND MARKETING	35

16.1	Forecasted Sale Price	35

17	ENVIRONMENTAL PERMITTING AND COMPLIANCE	35

18	COSTS	36

19	ECONOMIC ANALYSIS	38

19.1	Valuation of Reserves	40
19.1.1	Methodology and Assumptions	40
19.1.2	Valuation Results	40
19.1.3	Sensitivity Analysis	41

20	ADJACENT PROPERTIES	42

21	OTHER RELEVANT DATA AND INFORMATION	42

21.1	CRIRSCO Code	42

21.2	Mineral Resource Estimate	44
21.2.1	Basis, Assumptions, Parameters and Methods	44
21.2.2	Conversion to CRIRSCO	46

21.3	Management and Manpower	47

21.4	Health and Safety	48
21.4.1	Examples of Measures for Improvement of Health and Safety	49
21.4.2	Action Taken at the Mines	49
21.4.3	Organizational Measures	50

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22	CONCLUSIONS	50

23	RECOMMENDATIONS	51

24	REFERENCES	51

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	51

List of Tables

Table 1-1	List of Assets - Korshunovsky GOK	1
Table 1-2	Korshunovsky CRIRSCO Iron Ore Reserves and Resources as at 1st July 2021	2
Table 1-3	Korshunovsky Historic Iron Ore Production	2
Table 1-4	Summary of Planned Costs of Disturbed Land Reclamation	4
Table 3-1	List of Assets - Korshunovsky GOK	6
Table 4-1	Korshunovsky GOK Licenses	7
Table 4-2	Geotechnical Properties	11
Table 4-3	Korshunovsky CRIRSCO Resources as at 1st July 2021	14
Table 4-4	Losses and Dilution	14
Table 4-5	Korshunovsky CRIRSCO Reserves as at 1st July 2021	14
Table 4-6	Korshunovsky CRIRSCO Saleable Reserves as at 1st July 2021	15
Table 4-7	Open Pit Parameters	15
Table 4-8	Korshunovsky Production Equipment	15
Table 4-9	Korshunovsky Open Pit Production Forecast	16
Table 4-10	Korshunovsky GOK Environmental Permits	17
Table 4-11	Rudnogorsky CRIRSCO Resources as at 1st July 2021	24
Table 4-12	Losses and Dilution	25
Table 4-13	Rudnogorsky CRIRSCO Reserves as at 1st July 2021	25
Table 4-14	Rudnogorsky CRIRSCO Saleable Reserves as at 1st July 2021	25
Table 4-15	Open Pit Parameters	26
Table 4-16	Rudnogorsky Production Equipment	26
Table 4-17	Rudnogorsky Production Forecast	27
Table 4-18	Rudnogorsky Open Pit Environmental Permits	27
Table 4-19	Product Specifications	32
Table 4-20	Korshunovsky Concentrator Historic Performance	32
Table 4-21	Korshunovsky Concentrator Planned Iron Ore Production	34
Table 16-1	Iron Ore Forecasted Sale Price	35
Table 18-1	Operating Expenditures per Tonne of Iron Ore	36
Table 18-2	Capital Expenditure 2018 to 2021 (6m)	37
Table 18-3	Capital Expenditure 2021 (6) to 2075	37

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Table 19-1	Summary of Physical and Financial Indicators of Korshunovsky GOK, 2nd Half of 2021-2030	39
Table 19-2	Breakdown of Valuation of Reserves NPV– Based on Post Tax Results	41
Table 19-3	Korshunovsky Results of Post-Tax Net Present Value Estimation	41
Table 19-4	Sensitivity Analysis of Reserve Valuation NPV – Based on Post Tax Results	42
Table 21-1	Number of Employees 2018 to 2021	48
Table 21-2	Health and Safety Statistics	49

List of Figures

Figure 4-1	Crushing Section Flowsheet	31
Figure 4-2	Processing flowsheet	32
Figure 21-1	Principles of the CRIRSCO Code	44
Figure 21-2	Generalised Conversion of GKZ Reserves to CRIRSCO Mineral Resources and Reserves	47

Appendices

Appendix A	Qualifications of the Consultants
Appendix B	Maps and Plans
Appendix C	Glossary of Terms

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1 KORSHUNOVSKY IRON ORE OPERATIONS – EXECUTIVE SUMMARY

1.1 Introduction

Mechel operates a number of subsidiary companies with operational units and administrative centres in the Russian Federation reporting into a headquarters in Moscow.

•	Southern Kuzbass Coal Company - primarily metallurgical coal with some thermal coal and anthracite

•	Yakutugol - primarily metallurgical coal with some thermal coal and iron ore

•	Korshunovsky Mining Plant – production of iron ore and iron ore concentrate

1.2 Property Description

In the Irkutskaya Oblast, Mechel owns and carries out open pit iron ore mining at two operations and iron ore concentrate production at one operation. These are listed below:

Table 1-1	List of Assets - Korshunovsky GOK

Asset	Status	Type	Product / Output	Date of Commencement of Operation
Mining
Korshunovsky	Operating	Open Pit	Iron Ore	1965
Rudnogorsky	Operating	Open Pit	Iron Ore	1982
Processing
Korshunovsky	Operating	Concentrator	Concentrate	1965

The iron ore deposit is located in Nizhneilimsky District, Irkutsk Oblast, Russian Federation, 1.5 km south from the town of Zheleznogorsk-Ilimsky, situated on the Irkutsk - Ust-Ilimsk railway line, 480 km north from the city of Irkutsk.

1.3 Geology

The Korshunovskoye deposit is confined to the volcanic structure, located at the intersection of two regional faults of the Siberian Platform foundation, the Korshunovsky sub-latitudinal fault and Khrebtovsky fault, striking towards north-east.

The deposit comprises two zones of metamorphic alteration, the skarn and ore zone and the metasomatite zone. The boundary between the zones is indistinct and tentative.

The skarn and ore zone is a polymineral complex of rocks, consisting of explosive breccias and collapse breccias, cemented by the epigenetic carbonate-micaceous and magnetite (in ore zone) material (the main mineral is magnetite, in rare cases calcite-magnetite and halite-magnetite) and occurring in epidote, pyroxene and garnet-pyroxene skarns, containing magnetite. The degree of skarnification and hydrosilicate metasomatism of breccias, occurring in the diatreme, correlates with the potential ore content. The skarn and ore formation process manifests itself within Rudnaya Gora 1 and 2 sites, where most of the deposit’s resources occur

The Rudnogorsky area of the deposit is confined to the south-eastern limb of the Tunguska Syneclise that is part of the Siberian platform characterised by wide development of gently dipping sedimentary

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red rocks, mainly of the Lower Paleozoic disturbed by deep faults and volcanogenic structure. These are the volcanogenic structures or diatremes (volcanic pipes) intruding the above sedimentary strata where the deposit is confined.

The deposit is composed of the Early and Middle Paleozoic, Early Mesozoic and magmatic rocks of the Siberian trapps formation. These rocks are, to a varying degree, replaced by the Early Mesozoic metasomatites, skarns and magnetite skarn and magnetite ores. Sedimentary rocks are represented by clay, sandstone, marlstone, dolomite, and limestone. The diatremes are filled with: the Permian-Triassic skarnified rocks, tuff, tuff breccia, tuffaceous conglomerate and tuffaceous sandstone.

1.4 Reserves and Resources

Table 1-2	Korshunovsky CRIRSCO Iron Ore Reserves and Resources as at 1st July 2021

Mine	Mineral Resources			Ore Reserves
	Category	‘000t	Fe%	Category	‘000t	Fe%
Korshunovsky	Measured	39,151	24.2	Proved	42,468	23.8
Open Pit	Indicated			Probable	0

LOM 8.5 Years	Total	39,151	24.2	Total	42,468	23.8

Rudnogorsky	Measured	44,201	30.4	Proved	45,600	29.2
Open Pit	Indicated	2,184	30.4	Probable	2,200	29.2

LOM 9.5 Years	Total	46,385	30.4	Total	47,800	29.2

	Measured	83,352	27.5	Proved	88,068	26.6

Total	Indicated	2,184	30.4	Probable	2,200	29.2

	Total	85,536	27.6	Total	90,268	26.7

Note	Resources include undiscounted reserves.

Reserves include adjustments for loss and dilution.

1.5 Mining

Iron ore mining in both open pits is undertaken by conventional truck and shovel with direct transportation to the nearby process plant by rail.

Korshunovsky has a projected 9 year LOM

1.6 Historic Iron OreProduction

Historic iron ore production figures are given in the table below.

Table 1-3	Korshunovsky Historic Iron Ore Production

Mine	Ore Production		Overburden
	Year	‘000t	‘000m3	Stripping Ratio
Korshunovsky Open Pit	2018	3,176	4,664	1.5
	2019	3,228	4,237	1.3
	2020	3,380	3,471	1.0
	2021 (6m)	1,502	1,377	0.9
Rudnogorsky Open Pit	2018	3,298	7,264	2.2
	2019	3,308	6,408	1.9
	2020	3,661	5,241	1.4
	2021(6m)	1,666	3,134	1.9
Total	2018	6,474	11,929	1.8
	2019	6,536	10,645	1.6
	2020	7,040	8,712	1.2
	2021(6m)	3,169	4,511	1.4

S-K 1300

TRS (11,12)

SK 1300

TRS (13)

S-K 1300

TRS (21)

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Korshunovsky has a projected life of mine (LOM) of 8.5 years until 2029 with an average stripping ratio of 1.27 m3/tonne, whilst Rudnogorsky has a projected life of mine (LOM) of 9.5 years until 2030 with a stripping ratio of 2.09 m3/tonne.

PMC/IMC has reviewed the forecast production levels and found them to be reasonable and attainable based on these historic results.

1.7 Processing

Iron ore with a maximum size of 1,200 mm is delivered to the primary crusher bins by rail, in side tipping rail wagons. The ore is crushed by a series of crushers than processed by magnetic separation to produce a concentrate with an average Fe grade of 62%.

1.8 Infrastucture

Both mines and the process plant are supplied with adequate electrical power, potable and industrial water for their needs.

1.9 Environmental Issues

1.9.1 Legislation

The primary legislation governing all phases of exploitation of mineral deposits is the Federal Law on Subsoil, which establishes the basis for the issuing exploration and mining licences and defines the concept of the rational use of resources. Environmental legislation is enacted by the Federal Law on Environmental Protection, 10.01.2002 (as amended on 02.07.2021) which defines the basic obligations of a natural resource user:

•	Conducting an environmental impact assessment for certain categories of objects and environmental expertise of the project documentation;

•	Compliance with the regimes of natural objects of special protection;

•	Taking measures to protect the environment during activities;

•	Establish sanitary protection zones to protect sensitive features such as water bodies and residential areas;

•	Payment for negative impact on the environment;

•	The need for land reclamation and conservation if applicable.

The standardization procedure and environmental protection conditions are described in key legislative acts including the Water Code, Forest Code, Land Code, Atmospheric Air Protection Law, Law on Protected Natural Territories, Law on Production and Consumption Waste, and others.

SK 1300

TRS (10)

SK 1300

TRS (17)

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Industrial activities are categorised according to their level of negative impact; Category I having significant negative impact on the environment to Category IV objects having a minimum negative impact. Category I facilities are subject to application of BAT (best available technologies) as defined in the relevant, statutory reference books. All facilities of negative impact must be included in the state register. Entry into a separate register (the State Register of Waste Disposal Facilities, GRODO) is required for waste storage facilities, including rock dumps and tailings management facilities.

The main parameters used to assess and manage the levels of impact on environmental components are:

•	Maximum permissible concentrations (MPC) of pollutants such as in the atmosphere, water bodies, underground water, soils and physical effects;

•	Limits or norms of the permissible impacts for air emissions, discharges to water, and waste generation and disposal specific to each operation;

•	Technological standards specified within the designs approved by the State Expertise, typically valid for 5 years.

1.9.2 Permits

All of the Korshunovsky operating facilities are registered as Category I objects having significant negative impact and as such require a basic set of permits and approvals for the use of natural resources, and to establish maximum permissible emissions to atmosphere, discharge of water and waste. There is a delay in registration of some regulatory and permitting documentation, which is mainly related to the approval by supervisory authorities. There are no significant obstacles to obtaining permits. Details of the permits and approvals held by each operation are provided within the relevant sub-sections.

An amendment of the permitting system for Category I facilities, but not yet in force, relates to the replacement of individual permits for emissions, discharges and waste with an integrated environmental permit.

1.9.3 Rehabilitation

Every year the Korshunovsky GOK conducts an expert assessment of the obligations to liquidate and dismantle industrial facilities and restore disturbed land within the required framework. A summary of the planned costs for major mining assets is shown in the table below.

Table 1-4	Summary of Planned Costs of Disturbed Land Reclamation

Name	Estimated Liabilities RUB ‘000
Korshunovsky GOK	99,200

The estimated liabilities for the facilities of PAO Korshunovsky GOK appear underestimated. Taking into account the volumes of disturbed land areas and data on the cost of work at similar enterprises, the estimated amount of costs are at least RUB 185 million.

1.9.4 Potential Risks and Liabilities

Korshunovsky Gok has been mining iron ore for a number of years. Relatively large areas of land have been disturbed as a result of historical activities and current mining and processing operations. However the activities have not excluded land from other purposes, apart from forestry. There are no areas of special use conditions or protection or indigenous peoples likely to be influenced by the operations.

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There is potential for negative impact because of proximity of communities and natural features, such as water bodies, to many of the industrial sites. However there are also positive effects resulting from employment and economic development.

The risks are mitigated by the establishment of sanitary protection zones, measures for dust control, water treatment and storage of mining and processing waste materials, and comprehensive monitoring programmes. Non-process waste are only stored on a temporary basis prior to transporting to authorised treatment or recycling centres. Each main operating area has established environmental protection departments based on the requirements of environmental legislation and staffed with suitably qualified personnel.

All of the mining and processing operations hold the basic package of permits and approvals, most of which are valid. Where permits have expired their renewal is invariably due to delays in the approval process. PMC/IMC found the operations to be in general compliance with the requirements of the environmental legislation.

The volumes of pollutant emissions at Korshunovsky and Rudnogorsky mines exceed the standards established within the permits. Consequently, environmental charges are incurred at above the standard rate. Updating of the permitted levels is necessary to reflect the actual situation.

A number of violation orders have been received from the supervisory authorities particularly with respect to:

•	Discharge of inadequately treated waste waters to local water bodies at Korshunovsky GOK facilities.

1.10 Economic Analysis

The iron ore reserve estimates are supported by a Life of Mine (LOM) plan to 2030. Within the remaining 9.5 years of LOM, the operation is projected to produce an annual average of 9.5 million tons of iron ore annually with average annual sales of concentrate of 3.3 million tonnes.

Average annual total cost of $274.1 million and a capital expenditure of $11.6 million. The LOM plan will produce an average of $46.5 million in annual cash flow and $276.7 million Net Present Value (NPV) when discounted at 10%.

1.11 Conclusions

PMC/IMC concludes from the independent technical review that:

•	The management’s geological and geotechnical knowledge and understanding is sufficient to support short, medium and long term planning appropriately and operations are well managed.

•	The mine plans consider geological and geotechnical factors appropriately to minimise mining hazards.

•	Mechel’s mining equipment (either in place or planned in the capital forecasts) is suited to its mine plans and is adequate, with minor adjustments, for the production plans.

•	Iron ore processing facilities and other infrastructure facilities are capable to continue supplying appropriate quality products to the markets in compliance with the production plans.

•	The average LTIFR of similar operations in other countries is 6.26 per 1 million of man-hours. The Korshunovsky GOK rate at 1.7 is much better than the average international value and has tended to be stable over the last three years. However the LTISR remains higher than the international averages with 1 fatality over the period.

SK 1300

TRS (19)

SK 1300

TRS (22)

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•	Environmental issues are managed and there are no issues that could materially impede production nor are any prosecutions pending.

•	The assumptions used for estimation of the capital and operating expenditures are appropriate and reasonable.

•	The capital and operating expenditures used in the financial models incorporating minor adjustments by PMC/IMC reflect the mine plans, development and construction schedules and the forecast production levels.

•	Special factors identified by PMC/IMC are well understood by the management and appropriate actions to mitigate these risks are being taken. Besides, the mine plans and expenditure forecasts appropriately account for these risks.

•	The Company’s management operates the management accounting system and is able to monitor and forecast production and cost parameters. The management uses the accounting systems compliant with IFRS standards.

PMC/IMC estimated the post-tax value of Korshunovsky iron ore reserves at US$ 276.7 million at the real discount rate of 10%, the exchange rate of RUB 72.7234 / US $, and the product prices, capital and operating expenditures and production forecasts which are soundly based.

1.12 Recommendations

•	Korshunovsky GOK and the other Mechel operating subsidiaries should move towards estimating Mineral Reserves and Resources in accordance with the CRIRSCO Code directly without converting from a GZK estimation each year.

•	Future S-K 1300 compliant TRS reports should be based on the fiscal and calander year.

2 INTRODUCTION

Mechel operates a number of subsidiary companies with operational units and administrative centres in the Russian Federation reporting into a headquarters in Moscow.

•	Southern Kuzbass Coal Company - primarily metallurgical coal with some thermal coal and anthracite

•	Yakutugol - primarily metallurgical coal with some thermal coal and iron ore

•	Korshunovsky Mining Plant – production of iron ore and iron ore concentrate

3 PROPERTY DESCRIPTION

In the Irkutskaya Oblast, Mechel owns and carries out open pit iron ore mining at two operations and iron ore concentrate production at one operation. These are listed below:

Table 3-1	List of Assets - Korshunovsky GOK

Asset	Status	Type	Product / Output	Date of Commencement of Operation
Mining
Korshunovsky	Operating	Open Pit	Iron Ore	1965
Rudnogorsky	Operating	Open Pit	Iron Ore	1982
Processing
Korshunovsky	Operating	Concentrator	Concentrate	1965

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The iron ore deposit is located in Nizhneilimsky District, Irkutsk Oblast, Russian Federation, 1.5 km south from the town of Zheleznogorsk-Ilimsky, situated on the Irkutsk - Ust-Ilimsk railway line, 480 km north from the city of Irkutsk.

4 KORSHUNOVSKY GOK INDIVUDUAL ASSETS, S-K 1300 TRS CHAPTERS 4 TO 15

Korshunovsky GOK comprises of two open pits, Korshunovsky and Rudnogorsky, and an iron ore process plant which all operate under the term of the same subsoil licences.

4.1 Licences and Permits

Table 4-1	Korshunovsky GOK Licenses

License Number	Site, Deposit	Registration Date	Expiry Date	Issued (to)	Type
IRK 03333 T	Korshunovskoye Iron Ore Deposit, Irkutsk region, Nizhneilimsky district	Amendments to Licence 1597 dated 22.03.2017; and 1605 dated 03.04.2017	31.12.2026	Korshunovsky GOK	Exploration and mining

IRK 03334 T	Rudnogorskoye Iron Ore Deposit, Irkutsk region, Nizhneilimsky district	23.09.2016 (with amendments to Licence 1595 dated 20.03.2017)	01.01.2028	Korshunovsky GOK	Exploration and mining
IRni 00007 T	Limestones at the Khvostovoye deposit		01.08.2024	Korshunovsky GOK	Exploration and mining

4.2 Korshunovsky Iron Ore Open Pit

4.2.1 Location and Access

The Korshunovsky iron ore deposit is located in Nizhneilimsky District, Irkutsk Oblast, Russian Federation, 1.5 km south from the town of Zheleznogorsk-Ilimsky, situated on the Irkutsk - Ust-Ilimsk railway line, 480 km north from the city of Irkutsk. Korshunikha-Angarskaya railway station building and infrastructure facilities adjoins the north-eastern wall of Korshunovsky open pit. The station is owned by Russian Railways and ensures traffic along the Baikal-Amur Mainline, including shipment of the deposit ore.

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A location map is shown in Appendix B.

4.2.2 Topography, elevation, and vegetation

The terrain is a plain with a few hills with an elevation of +530 to+720 m above sea level with a slope of 5° to 40°. The elevation difference between watersheds and river valleys is 250-300 m. Vegetation at the Korshunovskoye deposit, located in the mountain forest zone, is of the distinct taiga (boreal forest) type. The adjacent areas are covered with mixed forests (mostly light coniferous trees, larch and pine). Vegetation in the open pit area has been transformed considerably by the Company’s activities.

4.2.3 Climate and the length of the operating season

The climate of the area is continental. The annual temperature variation reaches 40°C. The coldest month is January (-24.5°C). The hottest month is July (+17.8°C). The average annual precipitation is 477 mm. Precipitation exceeds evaporation (289 mm). The average wind speed is 5 m/s. The open pit operates all year round.

4.2.4 Licence and Adjacent Properties

Korshunovsky Open Pit operates under licence IRK 03333 T which expires on 31 December 2026. It is adjacent to the Rudnogorsky Open Pit and part of Korshunovsky GOK.

4.2.5 History

The deposits in the area have a common exploration history with preliminary pitting, trenching and surface sampling having taken place in the 1930s. This was followed from 1945-56 by a second phase of relatively shallow exploration (core) drilling and again in the 1980s by a more extensive programme of deeper drill holes. A total of some 475 to 500 mainly inclined holes were drilled over the Rudnogorskoye and Korshunovskoye deposits respectively, with average depths of 375 and 450 m. Korshunovsky Iron Ore Open Pit is the oldest Mechel operation in the area being commissioned in 1965 from when it has worked continuously.

4.2.6 Geology

4.2.6.1 Regional

The Korshunovskoye deposit is confined to the volcanic structure, located at the intersection of two regional faults of the Siberian Platform foundation, the Korshunovsky sub-latitudinal fault and Khrebtovsky fault, striking towards north-east.

Effusive rocks of the deposit are Siberian trap rocks and include a large basalt stock, the contiguous series of dykes of dolerite and micro-dolerite (b1T1) of the intrusive phase, basalt tuffite, and explosive breccia (b2T1) of the explosive magmatism phase.

Tuffisite and calcite form intruded bodies (sills) on lower horizons.

4.2.6.2 Local

The deposit comprises two zones of metamorphic alteration, the skarn and ore zone and the metasomatite zone. The boundary between the zones is indistinct and tentative.

The skarn and ore zone is a polymineral complex of rocks, consisting of explosive breccias and collapse breccias, cemented by the epigenetic carbonate-micaceous and magnetite (in ore zone) material (the main mineral is magnetite, in rare cases calcite-magnetite and halite-magnetite) and occurring in epidote, pyroxene and garnet-pyroxene skarns, containing magnetite. The degree of skarnification and hydrosilicate metasomatism of breccias, occurring in the diatreme, correlates with the potential ore content. The skarn and ore formation process manifests itself within Rudnaya Gora 1 and 2 sites, where most of the deposit’s resources occur.

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The metasomatite zone surrounds the skarn and ore zone. The following metasomatites are identified in view of the predominant replacement mineral: chlorite metasomatite, chlorite-serpentine metasomatite, quartzitolite and calcitite. It should be noted that calcitite, occurring within underground mine workings, fills fractures and seam shears along with tuffisite or independently. Unlike breccias the metasomatite zone mostly comprises reticulate-veinlet, veinlet-disseminated and disseminated-banded mineralisation.

4.2.6.3 Tectonic Structure

The Korshunovskoye deposit is located at the intersection of Khrebtovsky regional fault, striking towards north-east, and Korshunovsky regional sub-latitudinal fault.

The deposit is situated in the central part of the gentle sub-latitudinal elongated cone-shaped structure (a subsidence syncline), which comprises four steep morphostructures/diatremes (Rudnaya Gora 1, 2, and 3 sites, and Zmeiny site).

The syncline has a block structure because of large faults, striking towards north-east and north-west, with throws in the of tens of metres. Faults of higher orders have been found at the deposit in the course of mining. Normally, these are vertical crushing zones, stretching for 100-650 m and containing rock fragments and clay with the thickness of up to 50 m.

4.2.6.4 Iron Ore Deposit

The deposit comprises a few types of groups of ore bodies, differing in terms of morphology, structure and texture of ore. A group of ore bodies is a whole set of ore occurrences (ore bodies) which are situated close to each other and concentrate around the main structural element, an ore-bearing diatreme.

There are four groups of ore bodies occurring close to each other and genetically associated with the same number of diatremes: Zmeiny site, and Rudnaya Gora 1, 2 and 3 sites. The sites have specific features of structure, occurrence and morphology of ore bodies.

The main ore-bearing structures (diatremes) of the deposit are Rudnaya Gora 1 and 2 sites, which contain most of the deposit’s ore resources. The structures merge into a single basalt-magnetite stock-like structure (body) on deep horizons, which stretches from west to east, with a crescent-shaped bend, and is oriented towards north. Zmeiny site has a low ore content, and Rudnaya Gora 3 site is almost barren.

The deposit is of the hydrothermal-metasomatic skarn type. Fifty ore bodies have been identified at the deposit, 18 of which occur within a steeply dipping group of ore bodies with the size of 2,400 × 700 m in plan view and up to 1,300 m down the depth. Thickness varies from 40 m to 500 m. Other ore bodies occur within the sub-horizontal group of ore bodies, which comprises numerous ore bodies on deep horizons. Morphology of ore bodies is complex, with frequent changes of ore types, occurrence of waste rock bands inside ore bodies and occurrence of off-grade ore.

In terms of morphology, there are lens-like, column-like, stock-like and seam-like ore bodies with rough and irregular-shaped outlines. The deposit comprises breccia-disseminated, massive, reticulate-veinlet, banded and, less often, oolite ore. There are transitions from one ore type to another, which make it difficult to geometrise them. In terms of mineral composition, the ore is of the magnetite type, with small amounts of hematite and sulphides (pyrite is the most common sulphide). Pyrrhotite, chalcopyrite and pentlandite occur in insignificant amounts.

A Geological Map and Stratigraphic Column are shown in Appendix B

4.2.6.5 Quality

The deposit ores are of the same technological type, magnetite ore.

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In terms of material composition, there are four natural types: magnetite, calcite-magnetite, halite-magnetite, and basalt-magnetite ores.

The magnetite mineralisation is confined to metasomatic zones, comprising fragments and large blocks of slightly altered sedimentary and magmatic rocks.

The average content of total iron in the ore is 26.0%, the content of sulphur is 0.01-0.066%, and the content of phosphorus is 0.14-0.3%. A specific feature of the ore is a high content of magnesium oxide in the magnetite lattice, which doesn’t make it possible to produce concentrate with the content of total iron above 65%. There is no oxidised ore zone at the deposit.

The main commercial component is iron. It occurs in the ore, mostly in magnetite, less often, in martite, silicates, hydroxides and sulphides. Pyrite and pyrrhotite are the predominant sulphide iron-bearing minerals. Chalcopyrite, pentlandite, etc. occur in smaller amounts. The magnetite grain size varies from 0.01 mm to 1.5 mm. Medium and finely disseminated magnetite predominates.

4.2.6.6 Other Geological Considerations

Geotechnical

Mining and geological conditions of the deposit depend on the structure and morphology of the ore bodies, lithological composition of host rocks, faulting, physical and mechanical properties of sedimentary rocks and of the ore and skarn zone. The content of water also plays an important role.

The multilayer occurrence of the ore bodies and host tuffogenic rocks, inconsistence along the cross section, chaotic location in plan view, presence of large blocks of sedimentary rocks, and concealed tectonics are the main factors, making the geological structure of the deposit complex.

There are 4 types of the open pit rocks:

The first type is the rocks of the top sub-suite of Verkhnelenskaya suite. The suite includes the red-coloured stratum of intercalating marl and siltstone with bands of red mudstone and grey and coloured sandstone, facies of which demonstrate mutual transitions.

The second type is the rocks of Ust-Kutskaya suite. The suite includes intercalating layers and bands of calciferous sandstone, dolomitised and sandy limestone, mostly grey-coloured.

The third type is the rocks of Mamyrskaya and Bratskaya suites. The suites rocks include quartz sandstone, clayey shale, mudstone, siltstone and marl, occurring next to the rocks of the skarn and ore zone.

The fourth type is the Permian and Triassic skarn and ore complex. It is a polymineral complex of rocks, consisting of explosive breccias and collapse breccias, cemented by the epigenetic carbonate-micaceous and magnetite (in ore zone) material (the main mineral is magnetite, in rare cases calcite-magnetite and halite-magnetite) and occurring in epidote, pyroxene and garnet-pyroxene skarns, containing magnetite. Tuff breccia and coarse lithoclastic tuff are the most common minerals.

These properties are shown in the table below.

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Table 4-2	Geotechnical Properties

Rock	Bulk density, t/m3, min-max average	Compressive strength, kg/cm2 min-max average	Cohesion, kg /CM2 min-max average	Internal friction angle, degrees min-max average	Softening coefficient
1. Verkhnelenskaya suite, €3vl (type 1)
Intercalation of sandstone, mudstone and siltstone	2.20 - 2.54 2.40	150 – 720 344	50 – 250 116	24.5 – 35.0 29.3	0.46 – 0.49
Skarnified sandstone, mudstone and siltstone	2.21 – 2.72 2.42	230 – 300 265	40 – 100 70	25.0 – 29.0 26.6
Sandstone with bands of dolomite, and small amounts of mudstone and siltstone (Ilginskaya suite, €3il)	2.35 - 2.42 2.39	240 – 450 343	100 – 110 107	25.0 – 30.0 28.2	0.55 - 0.67
2. Ust-Kutskaya suite, O1uk (type 2)
Calciferous sandstone, dolomitised and sandy limestone, including metamorphosed limestone	2.39 - 2.70 2.56	340 – 760 504	110 – 230 164	25.0 – 35.0 31.8	From 0.40 (sandy) to 0.86 (calciferous)
3. Mamyrskaya (O1mm) and Bratskaya (O2-3br) suites (type 3)
Quartz sandstone, siltstone sandstone and calciferous sandstone with bands of mudstone and marl	2.28 – 2.74 2.54	120 – 670 367	45 – 145 88	18.0 – 27.5 25.2	0.15
4. Skarn and ore complex, P-T1 (type 4)
Ore	2-53 – 3.12 2.77	120 – 600 308	32 – 158 81	34.5	0.496
Tuff breccia (tuffogenic and sedimentary rock)	2.02 – 2.77 2.33	110 – 350 209	40 – 100 65	20.5 – 37.0 26.7	—
Pyroxene and garnet skarn	2.28 – 2.77 2.56	110 – 350 262	45 – 100 77	22.0 – 37.0 28.6	0.558
Metamorphosed rocks and zeolitised sandstone	2.02 – 2.06 2.04	125 – 170 144	40 – 70 50	20.5 – 29.5 24.4	—
Dolerite	2.95	900 – 1,200 1,080	98	46.0	—

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Hydrogeological

Upon the whole, a complex combination of tectonic structures is typical of the deposit area. Along with the non-uniform lithological composition of rocks, this combination results in high variability of permeability parameters of rocks.

The main factors of groundwater formation within the deposit area are development of the terrigenous-carbonate complex of rocks with intercalation of permeable and impermeable rocks, development of karst processes in carbonate rocks, intensive exogenous fracturing of the top zone, and tectonic fragmentation of rocks.

There are pore-interstitial, fissure-interstitial and fissure-vein types of water at the deposit, occurring within sedimentary rocks. Skarn and ore zones contain fissure and fissure-vein water. A complex combination of faults and non-uniform lithological composition of rocks results in high variability of permeability parameters of rocks.

There are four aquifers at the deposit: Ust-Kutsky, Verkholensky, Litvintsevsky and the skarn and ore complex, which cause water inflow into the mine workings.

A distinct vertical hydrochemical zoning is typical of the deposit. The water type changes from hydrocarbonate and calcium water at the top of the cross section to sulphate water in the middle, and chloride and sodium water on deep horizons. Salinity increases from 0.27 g/dm3 to 400 g/dm3.

According to the results of interpretation of the monitoring and pumping test data, the zones, adjacent to the ore bodies, have higher permeability (200-250 m2/day and 0.4 m/day). Farther from the ore bodies, permeability of rocks declines to 50 m2/day and 0.09 m/day. The boundary between the zones is set at 100-300 m from the ore body, according to one set of data, and 500-700 m, according to other data. The groundwater of deep horizons is artesian. Artesian water occurs from the depth of 250-300 m. The head reaches 500-600 m.

Hydrogeological conditions have changed considerably in the course of the open pit and the drainage system operation. A large cone of depression developed in the top fractured strata, exposed by the open pit. The size of the cone of depression is about 1.5-4.0 x 10.0 km. The static reserves of top horizons have been extracted. The deeper artesian aquifers and aquifer systems with higher salinity take part in formation of water inflows, as the open pit is deepened. Groundwater circulation intensity has grown in dislocation and fracturing zones, and the hydraulic link between the aquifers of the active water exchange zone and the deep brine aquifers has become stronger.

The average amount of water, pumped from the open pit, is 2.02 m3/t of mined ore, and the average drainage system capacity is 1,595 m3/h.

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4.2.7 Exploration Drilling

Exploration of the Korshunovskoye deposit comprised two stages. The deposit was explored to the depth of 500 m at the first stage, in 1948-1955; and to the depth of 1,200 m at the second stage, in 1967-1994.

The geological exploration methods complied with the valid requirements and used the equipment available at that time.

The exploration grid is in line with the geological features of the deposit and is supported by the operation data. Data points are located along exploration lines across the strike of the steeply dipping ore bodies. The spacing is 100 x 50 m for reserves of category B; 100 x 100 m and 100 x 200 m for reserves of category C1; and 250-300 x 150-300 m reserves of category C2.

All data points were positioned with the use of relevant instruments. There are topographic maps of 1:25,000, 1:10,000, 1:5,000 and 1:2,000 scales.

The deposit was mostly explored by drilling. In total, 589 holes with the total length of 248,214 m were drilled at the deposit.

The core recovery in ore was 85% at the first stage of exploration and 84% at the second stage, and the core recovery in host rocks was 81% and 83% respectively. At the second stage of exploration, the continuous core recovery was 100% checked by logging and weighing.

4.2.8 Sampling

Core sampling was the main method of sampling at all stages of detailed exploration of the deposit. Sampling covered the full thickness of the ore bodies and 1-2 m of host rocks at the first stage of exploration, and 3-8 m at the second stage of exploration, until mineralisation disappeared completely. The core sample length was 1-2 m and was increased to 4 m at the second stage, with the average length being 2.9 m.

At the second stage of exploration, core sampling took account of the geophysical sampling (magnetic susceptibility logging) data and the caliper logging data. The geophysical sampling method was approved by NPO “Rudgeofizika” and the Scientific and Methodological Board of GKZ of the USSR in 1988.

Reliability of ore intervals identification was assessed when the geophysical data were compared to the drilling data at the high core recovery (over 90%). It was found that the drilling data overestimated the interval thicknesses by 0.18 m on the average, which was viewed insignificant.

A sample consisted of 1⁄2 of core at the diameter of 93 mm and less, and 1⁄4 of core at the diameter of 112 m and more. Parallel sampling for total and magnetite iron was undertaken to prove reliability of sampling of 1⁄2 and 1⁄4 of core. No random or systematic errors were found.

Upon the whole, the checking results agreed well with regard to total and magnetite iron.

Core abrasion was assessed by comparing the geophysical and geological sampling data on various total iron grade classes and the core recovery values for levels ±0 m; -240 m and below -240 m.

4.2.9 Data Verification

In the course of the deposit exploration, the internal geological checking covered 14% of samples (total iron) and 16% of samples (magnetite iron). The external checking covered 12% and 13% respectively.

The NSAM method was applied to analysis of the checking data. According to the internal checking results, quality of analyses for total and magnetite iron was within the acceptable range. Gross random errors were found with regard to soluble iron in the grade class of below 18% (1977) and over 30% (1974). The samples taken in 1974 and 1977 made only 1% of the analysed samples and 0.4% of the samples used for reserve estimation. Hence, the error could be neglected.

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At present, analyses are conducted in the testing laboratory of the Technical and Chemical Control Department of PAO “Korshunovsky GOK”, having the relevant accreditation certificate. Standard samples GSO 6112-91 (R 20b) with the content of total iron of 34.7% and GSO 8422-2003 (R 28) with the content of total iron of 63.01% were used. Internal checking complies with RMG 76-2014.

External checking is undertaken by the Standard Samples Institute. There is the certificate of the laboratory’s participation in inter-laboratory comparisons of 22 November 2018.

4.2.10 Resources Estimation

Based on the standard conversion methodology explained in Section 21 the CRIRSCO compliant resources are shown in the table below.

Table 4-3	Korshunovsky CRIRSCO Resources as at 1st July 2021

Category	‘000t	Fe%
Measured	39,151	24.2
Indicated

Total	39,151	24.2

Note    Resources include undiscounted reserves.

4.2.11 Reserves Estimation

4.2.11.1 Modifying Factors

Losses and dilution are shown in the table below.

Table 4-4	Losses and Dilution

Deposit	Type	Loss%	Dilution%
Korshunovsky	Open Pit	3.0	3.5

With the application of the modifying factors the resources within the LOM plan are classified as CRIRSCO compliant Reserves as stated in the table below as at 1st July 2021.

Table 4-5	Korshunovsky CRIRSCO Reserves as at 1st July 2021

Category	‘000t	Fe%
Proved	42,468	23.8
Probable

Total	42,468	23.8

Note	Reserves include adjustments for loss, dilution and mining parameters.

Saleable reserves which include the yield from the process plant average over the last 3 years and the LOM forecast of 34.5%, are shown in the table below.

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Table 4-6	Korshunovsky CRIRSCO Saleable Reserves as at 1st July 2021

Category	‘000t	Fe%	Concentrate Fe%
Proved	14,651	23.8	62.4
Probable

Total	14,651	23.8	62.4

Note    Reserves include adjustments for process plant yield.

4.2.12 Mining Operations

Extraction methods vary in terms of mineral and overburden haulage but is a drill and fire operation working benches with excavator loading. The upper levels employ Russian EKG, Liebherr and Komatsu hydraulic or rope excavators of 8-20 m3 capacity and railway trucks. The lower levels employ similar excavators and BelAZ 130 tonne payload diesel trucks with a haulage distance of 2.0-3.5 km. There are a number of Russian drill rigs and ANFO explosives are used.

Normal working benches are limited to 15 m in height but at the end position the benches combine to give final heights of 30-60 m. The design limit for depth is -105m RL to which the open pit has reached its final position of the pit rim; the current depth of the open pit is at -15m RL.

Both bench slope stability angles and overburden slope stability angles are monitored for safety by the Company’s surveyors.

Table 4-7	Open Pit Parameters

Bench parameters	Korshunovsky
Bench height, m	12-15
Bench slope angle, degrees	60-75
Bench height in the final position, m	30
Bench slope angle in the final position, degree	45-55
Safety berm width, m	15
Open pit wall slope angle, degrees	25-38

The average stripping ratio up from 2022 to LOM at 2029 will be 1.27 m3/tonne

The available mining equipment is shown in Table 4-8 below:

Table 4-8	Korshunovsky Production Equipment

Equipment	Make	Number
	EKG	7
Excavators	Liebherr	1
	Komatsu	2
Drill Rigs	SBSh	3
Bulldozers	Caterpillar	4
Dump trucks	BelAZ	22
Locos	NEVZ	8

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Currently, electric locomotive and rolling stock transport is used in Korshunovsky pit for ore delivery to the Fabrichnaya station at the concentrator and for hauling overburden to the dumps. Transport berm width is set at 30 m with a width of haulage track of 22.5 m. Gradients are limited for safety.

A mixture of dry powder and ANFO emulsion explosives with millisecond detonators are used depending upon specific requirements

4.2.13 Infrastructure

Electric power supply is supplied with 6 kV power from 110/10/6 kV Tyagovaya-1 substation and Tyagovaya-2 substation. The representative maximum power requirement is approximately 12 MW.

Potable water is supplied to the industrial site by existing pipelines of OOO “Irkutskie Kommunalnye Sistemy”. The company supplies water to the connected pipelines of PAO “Korshunovsky GOK” at the rate of 2,250 m3/year (2,250,000 l/year). The total consumption at the open pit is 3.28 m3/day and there is no requirement of water for production needs (process water, including circulating water) at the open pit.

Buildings and amenities are located at Korshunovsky open pit to facilitate operations include Offices; Canteen; Mechanical Repair shops; Metal Fabrication workshop; Locomotive, wagon processing and loading facilities; Process control building; Motor vehicle repair and fuel filling station including wash down area and a Storage and Oxygen plant facility. A centralised hot water supply system on the industrial site supplies all infrastructure buildings with hot water. A number of the buildings/facilities are in an unsatisfactory condition and essential maintenance work is required. Communication systems are located in the office building, connected to the town telephone system (the landline telephone system and the stationary radio station), to ensure communication, including emergency communication with rescue teams. The cellular communication services, provided by MTS, are an additional way of communication with steady coverage within the industrial site and the open pit.

4.2.14 Future Plans

The mine plans to expand its operation from 3.3 Mtpa to 6.0 Mtpa by 2024 through the purchase of one PC-4000 excavator (front shovel, 19 m3 bucket), nine BelAZ-75131 dump trucks (130 t), two Cat D9R bulldozers, and one SBSh-250-MN drill rig.

Table 4-9	Korshunovsky Open Pit Production Forecast

Parameter	Units	2022	2023	2024	2025	2026	2027	2028	2029	Total
Ore production	kt	5,000	5,500	6,000	6,000	5,500	4,500	4,500	3,760	42,460
Iron grade	%	22.2	24.3	24.6	23.6	23.5	24.2	24.2	25.5	23.8
Overburden	‘000m3	8,038	9,700	9,700	9,700	9,500	6,000	1,300	451.00	56,890
Total Rock Moved	kt	24,691	29,265	29,765	29,765	28,775	19,200	7,685	4,838	181,955
	‘000m3	9,683	11,515	11,680	11,680	11,315	7,485	2,785	1,683	70,938
Stripping ratio	m3/t	1.61	1.76	1.62	1.62	1.73	1.33	0.29	0.12	1.27

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The site has been well drilled and the geology is well known. The Company continues to use 3D Micromine modelling into its current and long-term planning. This has determined that the geological, mining and technical conditions of the deposit are favourable for maintaining planned production rates and build-up to the higher production rate of 6.0 Mtpa.

The reconciliation of the reserves with the mine production has been approved by the state authorities and is adequate to support of production planning to 2029. The mine management and planning functions are professional and competent. The Company has carried out a detailed technical and economic study of the long-term mine development programme. All the necessary equipment is available or has been identified for future purchase for realizing the long-term equipment renovation programme. The Company production plans are achievable and are characterized by low risks.

4.2.15 Environmental Permitting and Compliance

Korshunovsky GOK, which incorporates Korshunovsky open pit and concentrator and Rudnogorsky open pit, is registered as facility having negative environmental impact Category I, Code No. 25-0138-001945-P, and holds the regulatory environmental permits and licences shown in the table below.

Table 4-10	Korshunovsky GOK Environmental Permits

Document	Number and date of issue	State issuing authority	Expiry date
Licence for use of subsoil resources: iron ore mining at the Korshunovskoye deposit and abstraction of groundwater for open pit drainage	IRK 03333 T of 23 September 2016	Irkutsknedra (Irkutsk Department for Subsoil Resources Use)	31 December 2026

Licence for waste transportation, utilisation, neutralisation and disposal	No. 038 00272 of 8 August 2016	Rosprirodnadzor	Valid indefinitely

Permit for emission of pollutants into the air	No. 434-od of 12 May 2020	Rosprirodnadzor	31 December 2022

Permit for discharge of pollutants into the Korshunikha river (no limits are set for some substances)	No. 454 of 10 March 2020	Rosprirodnadzor	31 December 2022

Permit for discharge of pollutants into the Korshunikha river	No. 456 of 8 September 2020	Rosprirodnadzor	8 September 2021

Decision on provision of a water body for use (discharge to the Korshunikha river)	No. 38-16.01.03.001-R-RSVH-S-2019-043041/00 of 2 November 2019	Ministry of Natural Resources	30 September 2024

Decision on provision of a water body for use (the Rassokha river, water intake and discharge)	No. 38-16.01.03.001-R-DZVO-S-2010-0465/00 of 31 December 2011	Ministry of Natural Resources	31 December 2027

Decision on provision of a water body for use (the Ust-Ilimskoye reservoir, water intake)	No. 38-16.01.03.001-H-DZVO-T-2018-04007/00 of 27 December 2018	Yenisei Basin Water Office	31 December 2027

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Document	Number and date of issue	State issuing authority	Expiry date
Decision on provision of a water body for use (the Korshunikha river, water intake and discharge)	No. 38-16.01.03.001-R-DZVO-S-2014-01493/00 of 132 March 2014	Ministry of Natural Resources	1 January 2028

Document, approving waste generation standards and disposal limits	No. 1455-od of 22 July 2016	Rosprirodnadzor	31 May 2021

Sanitary protection zone design	Developed in 2012, there are the Decree of the Chief Sanitary Inspector (2014) the Sanitary and Epidemiological Statement (2015)

The Permit for emissions No. 434 of 12 May 2020 is applicable to the open pit and the concentrator. Waste generation limits are approved for Korshunovsky GOK which includes Korshunovsky open pit, concentrator and Rudnogorsky open pit.

Standards for waste generation and limits for discharge of some substances are not yet established as required by the respective permit conditions. This results in payment of excess environmental charges.

Three overburden dumps, a tailings management facility and an area for scrap tyres storage are registered in the State Registry of Waste Disposal Facilities. The area of Dump No1 extends beyond the boundary of the land allotment and procedures are underway to extend the boundary.

4.2.15.1 Rehabilitation

The Korshunovsky open pit rehabilitation concept was developed within the framework of the technical design (2016) and provides for progressive rehabilitation during the mine operation as well as closure. However this is not presently underway.

The rehabilitation expenditures of Korshunovsky GOK were estimated at RUB 1 million (Everest Consulting, Report No. 209/M-19-2 of 14 January 2020). The expenditures appear under-estimated as some areas were not taken into account, and the design does not include rehabilitation and closure of some existing facilities

4.2.15.2 Summary of Potential Risks and Liabilities

Korshunovsky GOK is located in the industrial area of Zheleznogorsk-Ilimsky with developed infrastructure. There are no areas having special land use conditions or indigenous peoples in the vicinity. Residential areas of the town are a distance of 525 m and therefore potential receptors of noise and dust nuisance. The main water bodies are the Korshunikha river flowing near to the open pit, the Rassokha river and the Sukhoi stream.

The Environment Protection Unit is adequately staffed with responsibility for developing and implementing the environmental control and monitoring programmes for all the Korshunovsky GOK sites. The latest external audits by Rosprirodnadzor (2019-2021) found some non-compliance with permit conditions and environmental management, most of which have been rectified.

Within the period reviewed the Company incurred environmental charges above the standard amount in respect of emissions to air, inadequately treated water discharges and absence of waste standards.

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The concentration of pollutants and the noise level do not exceed the maximum allowed at the boundary of the sanitary protection zone. Actions are planned to reduce emissions during unfavourable weather conditions.

Residents of Zheleznogorsk-Ilimsky make regular complaints about the Company’s environmental impact particularly with respect pollution of water bodies. As a complaint is registered, an unscheduled audit is undertaken, and the Company pays fines based on the audit result.

Korshunovsky GOK has developed a discharge reduction programme for 2020-2025 to mitigate the impact on surface water). Action plans, in respect of order issued by Rosprirodnadzor (Federal Agency for Supervision of Natural Resource), have been developed for protection of the local surface waters:

•	Water Management and Protection Plan (Ust-Ilimskoye reservoir, 2021);

•	Water Discharge Reduction Plan (Korshunovsky open pit, 2020-2025);

•	Water Body Protection Plan (the Gandyukha, the Rassokha and the Korshunikha rivers, 2021).

There is a delay in implementation of the plans because the expected waste water quality parameters after implementation have not been estimated. The plan provides for increasing the capacity of the waste water collecting reservoir, combining the operating discharge points on the Korshunikha river into a single drain and for discharging to the Ust-Ilimsk water reservoir. The Company plans to extend the plan timeframe to 2027. However, no estimation has been made with regard to quality parameters of waste water under this option and the required land plots are not yet selected.

The progressive rehabilitation plans included into the design documents are not being implemented and closure rehabilitation expenditures are underestimated.

4.3 Rudnogorsky Iron Ore Open Pit

4.3.1 Location and Access

The Rudnogorskoye deposit is located in Nizhneilimsky district, Irkutsk Oblast in the Russian Federation, 5 km of the urban-type settlement of Rudnogorsk situated on the railway line from Khrebtovaya to Ust-Ilimsk and 90 km north of the Korshunovsky GOK head office.

The mining operations are linked with the urban-type settlement of Rudnogorsk with an earth motor road approximately 7 km long and a railway. Rudnogorsk, has motor way and railway communications with the town of Zheleznogorsk-Ilimsky, the Korshunovsky GOK Processing Plant and the Oblast capital – the town of Irkutsk, cose to the deposit – at a distance of 3-4 km.

4.3.2 Topography, elevation, and vegetation

The deposit area terrain is a flat land with valleys incised by big rivers (the Igirma, Ilim, Zhdanikha etc.) and stand-alone bald mountains with elevations of 570-890 masl.

Major share of the deposit is confined to the Rudnaya bald mountain with an elevation of 590 masl. and with a 220 m difference in elevation with the valley of the Gandyukha River flowing through the deposit and cutting it at an elevation of +360 m. The absolute deposit elevations are from 590 m to 360 m.

The territory river system is a water catchment area of the Ust-Ilimsk water reservoir. The Gandyukha River is 23 km long and crosses the area of the operations from north to south. The water catchment area in the central part is 165 km2.

4.3.3 Climate and the length of the operating season

The climate of the area is harsh continental with a long cold winter and a short and hot summer, early frosts. The average yearly air temperature is below 0°C (-4°C). The absolute minimum temperature is recorded in January – 59.0°; the absolute maximum in July +38.0°. The average annual precipitation is 492 mm.

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The stable snow cover sets in mid-October, and fully melts in the beginning of June. The mine operates all year round.

4.3.4 License and Adjecent Properties

Rudnogorsky Open Pit operates under licence IRK 03334 T which expires on 16 January 2028. It is adjacent to the Korshunovsky Open Pit and part of Korshunovsky GOK.

4.3.5 History

Rudnogorsky Iron Ore Open Pit is the second oldest Mechel operation in the area being commissioned in 1982 from when it has worked continuously.

4.3.6 Geology

4.3.6.1 Regional

Structurally, the deposit is confined to the south-eastern limb of the Tunguska Syneclise that is part of the Siberian platform characterised by wide development of gently dipping sedimentary red rocks, mainly of the Lower Paleozoic disturbed by deep faults and volcanogenic structure. These are the volcanogenic structures or diatremes (volcanic pipes) intruding the above sedimentary strata where the deposit is confined.

4.3.6.2 Local

The deposit is composed of the Early and Middle Paleozoic, Early Mesozoic and magmatic rocks of the Siberian trapps formation. These rocks are, to a varying degree, replaced by the Early Mesozoic metasomatites, skarns and magnetite skarn and magnetite ores. Sedimentary rocks are represented by clay, sandstone, marlstone, dolomite, and limestone. The diatremes are filled with: the Permian-Triassic skarnified rocks, tuff, tuff breccia, tuffaceous conglomerate and tuffaceous sandstone.

The upper part of the geological section of the deposit proper is composed of the Ordovician and Silurian System and Permian-Carboniferous and Triassic rocks. The sedimentary rocks hosting the deposit are localised in a cauldron subsidence, ellipsoidal in the plan, with the size of 7×4.5 km along the flank flat dip angles. In general, the rocks composing the cauldron have an insignificant dip (3-7°) increasing as they are closer to the volcanic pipes (7-10°). The lowest part of the cauldron is observed close to the Central pipe and has the steepest walls up to 30-45°.

The main structural elements of the deposit are:

•	Cauldron subsidence (the Rudnogorsk brachysyncline) of nearly E-W trending, with the skarn-ore deposit closely associated with it. The cauldron core is composed of burguklinskaya and korvunchanskaya suite formations.

•	Volcanic pipe (diatremes). Five volcanic pipes (diatremes) are found within the deposit, with mineralisation localised in three of them (Central, Western and Northern).

•	Fault zone hosting major part of the deposit ores.

4.3.6.3 Tectonic Structure

The deposit is confined to the block of folds (the Rudnogorsk brachysyncline) located between the Tubinskaya and Litvinstevskaya anticlines of the north-eastern trending at a distance of 10-12 km of the latter and is within the south-eastern margins of the Angara Syneclise. The Litvinstevskaya and Tubinskaya structures are controlled by deep-seated fault zones and thrust faults.

The deposit proper is confined to the Chitorminskaya steeply dipping latitudinal zone of excessive fissuring and its sutures bound the deposit ore field in the north and south. This zone is represented by a series of strong closely spaced fissures controlled by faults of nearly E-W trending that are ore-hosting and echelon faults of the N-W trending. At its flanks, the zone is split into small cracks in calcitated host rocks.

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The fracture zone is traced to a depth of 1,000-1,300 m. Host rock displacements of a throw of 40-60 m, sometimes 100-120 m, can be observed. The displacements are pre-mineral and inter-mineral.

A metamorphism process is expressed at the deposit as hydrothermal-metasomatic changes of host rocks by postmagmatic fluids and deposition of ore at sites favourable for the deposition. Metasomatic zone formation is a multi-stage process and took place in several stages overlapping each other in space.

A total of three metamorphic zones are identified at the deposit: ore, skarn and metasomatite ones.

The ore zone is magnetite saturated hydrothermally changed skarns and metasomatites as well as massive magnetite rocks (ores), in which magnetite is metasomatic and hydrothermal (vein). The ore zone is of cross course, complex rhythmic structure with prevalence of high-grade ores (banded and massive) in the zone nucleus alternated by breccia, reticulated veinlet low-grade ores. This alternation of rocks within the ore zone is repeated at each deposit site with the only difference that vine hydrothermal ores (the Pervy site) or massive and breccia high-grade ores prevail (the Severny deposit, Vtoroy and Trety sites) in the zone nucleus.

The skarn zone bounds the ore zone and is represented by strong, hardrock, polymineral rocks classified as magnesium-limestone rocks (pyroxene, garnet, pyroxene-garnet, epidote, cserpentine-olivine) in terms of the type. The internal structure of the skarn zone is inhomogeneous and is charactrised by alternation of the above skarn subtypes that vary in thickness and alternation frequency throughout the zone.

The metasomatite zone surrounds the skarn zone as an outside halo, and when it is missing, the ore zone (the western flank, Severny deposit). Of main value in this zone are metasomatites – the rocks composed of low- mid-temperature minerals (calcite, chlorite, serpentine, montmorilonit etc.).

4.3.6.4 Mineralisation

The field structure is closely related to the shape of ore deposits: column-type ore deposits with breccia ores in volcanic pipes, veinlike deposits in faults, sub-horizontal deposits along a series of closely spaced fissures close to mineralisation channels.

The main morphological types of ore formations within the ore deposits are ore columns, pipes; veins and vein-like, chambered-vein bodies; lenses; tabular bodies.

The ore deposits and ore bodies of the field are split into steeply dipping (sub-vertical) and gently dipping (sub-horizontal) ones.

The ore body mode of occurrence and texture distribution, partly in terms of geomorphological features, the field is divided into 6 sites: the Pervy (first), Vtoroy (second), Trety (third), Chetverty (fourth) sites (located over the Gandyukha River), the western flank of the Pervy site and Severny (North) deposit.

These sites are part of three steeply dipping ore deposits separate on the surface: the Pervy (Centralny), Vtoroy (Zapadny) and Trety (Severny). The latter, although connected to the Centralny deposit with a vein ore zone, is a separate bowl-like ore body morphologically.

The Pervy ore deposit is the main, largest tabular block-reef composite multiple vein traced continuously throughout the Pervy, Vtoroy and Chetverty sites. A major proportion of the resources are concentrated in this deposit and is near the E-W zone of the fault, which continues for 3.7 km along the strike and 1,270 m down dip. The general dip of the deposit in the upper levels is at an angle of 75-80° to the south; at depths of 400-700 m. Maximum thicknesses of the deposit are traced within the near-surface zone to a depth of 250-300 m, the deposit has three bulges in the plan 120-220 m thick.

The Vtoroy ore deposit is a sub-parallel lenticular irregular single vein developed at the Trety site at a distance of 800 m north of the Pervy ore deposit and containing major reserves of the Trety site. The deposit length is 650 m along the strike, 750 m down dip. The deposit dips is at 35-65° in the upper levels and 70-90° at depth.

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The Trety ore deposit is a column-pipe block-reef vertical composite vein traced perpendicular to the Pervy deposit at a distance of 750 m north and located in the Centralny part of the deposit. The base of this ore deposit is the Severny deposit site. The general dip of the deposit is sub-vertical.

A geological section and structural map are shown in Appendix B.

4.3.6.5 Quality

The deposit ores are characterized as magnetite hydrothermal-metasomatic ores in sedimentary and igneous-sedimentary rocks, with poor oxidation zone in the upper levels (up to 300 m from the surface), where sites of martite magnetite ores are developed.

Two main ore varieties are differentiated in terms of genesis – hydrothermal vein ores, metasomatic and wash ores.

The vein ores are high-grade ores at 45-60% Fe, magnetite, infrequently hematite-magnetite with chlorite, calcite, garnet, epidote and pyroxene impurities.

The metasomatic ores are developed in zones of tuffaceous sedimentary rocks and sedimentary rocks and inherited their textures. Gradual transitions from mineralized skarns to high-grade ores with Fe variations from 10-15% Fe to 45% Fe can be observed. The ores are magnetite ores with significant impurities of hydrous ferric oxides, chlorite, calcite, infrequently garnet, epidote, pyroxene, serpentinite, infrequently hematite, sometimes talc.

The wash ores are lode ore weathering product. Their share in total reserves of the deposit is small (below 1%). They are represented by accumulations of high-grade magnetite ore fragments and boulders in eluvial-deluvial clay loam.

4.3.6.6 Other Geological Considerations

Geotechnical

The ultimate compressive strength (UCS) ranges from 6.9 to 43 MPa for the sedimentary host rocks, and from 44.8 to 87.0 MPa for the hardrock-ore zone.

All rock varieties are jointed and highly jointed, with the fracture index ranging from 2 to 22 fractures per m. The main regularities of fracture orientation are that they are bedding-plane fractures and dip to the volcanic pipe centre, in this case the angles increase closer to the pipe or directly at the contact zone of sedimentary rock and tuffaceous skarn rocks. Three types of fracture systems are developed in the sedimentary strata. The bed-plane fracturing dipping towards the volcanic pipe is prevailing and is most clearly expressed. The most influence on the pit slope stability will be made by the fractures dipping towards the pit and by weathering and bedding on the bench slope stability.

The deposit area is classified as high seismic activity area (up to 6 points). No permafrost occurrences were observed at the deposit.

Landslides (deformations No. 1-8) have been registered in the pit southern and northern slopes in the process of operations since 2008.

Hydrogeological

Currently, mining is at the uphill side of the pit above the water table. Rain and flood waters are drained from the pit by gravity.

Hydrogeological conditions of the open-pit mining below the underground water level are complex, which is caused by water content of the ore bodies and Triassic host rocks, presence of several aquifers in the sedimentary strata and the amounts of water in the tectonic faults.

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The following types of underground water are present at the deposit:

•	The Quaternary sediments stratal water (in the Gandyukha River valley);

•	Fissure water of the Triassic igneous-sedimentary rocks;

•	Fissure and stratal water of the Silurian and Ordovician sedimentary rocks.

These form a single aquifer system having a flow direction from north to south.

The Gandyukha River surface water is almost not connected with the underground water, as there are weakly draining rocks in the river valley; however, since the river flows through the deposit, it is planned to divert it outside the pit boundaries.

The pit dewatering is by dewatering holes with their drilling planned both outside the pit boundary and on the pit levels.

The underground water make in the pit at the end of life of mine is about 2,000 m3/h, including precipitation.

4.3.7 Exploration

Detailed exploration was conducted at the deposit in 1945-1955. A vast scope of drilling and mining operations (drillholes, pit holes, cross-cuts, adits, ditches and other) was completed.

In 1969-1971, the work to study the oxide ore zone and the design pit slope stability was done.

Exploration of the deposit deep levels and additional exploration within the open-pit boundaries were conducted from 1972 to 1987.

The following work was completed by Korshunovsky GOK:

•	1970: collection and testing of a bulk metallurgical sample weighing 2,240 t from the crosscuts and the adit;

•	1981: assessment of the Rudnogorskoye deposit knowledge;

•	1982: the current reserve estimation (calculation) by pit slice 15 m high;

•	1985; a summary of exploration and operation data, geological and technological classification of the ores, the first attempt at reconciliation of the explored and 3-4 Mt mined reserves was made.

Workings were driven on the surface of the deposit. Their major share was driven in the period 1931-1955: 270 ditches, 2,218 pit holes, 19 deep pit holes with crosscuts were completed during that period. In 1970-1971, during additional exploration of the deposit aimed at the study of the ore oxidation level, ditches were cleaned along the exploration lines spaced at 75 – 200 m. In 1983 – 1987, 72 ditches and 107 shallow pit holes were driven to study ore bearing capacity and geological structure of the deposit.

From 1931 to 1955 and from 1970 to 1987, 475 holes of 178,894 m were drilled at the Rudnogorskoye deposit. The hole depths range from 14.4 m to 1,482.5 m, averaging 376.6 m. The hole spacing is 200x100 m for C1 reserves and 50x50 m for B reserves.

4.3.8 Sampling

The deposit is part of Korshunovsky GOK, and the sample preparation work was done using the same methods and standards.

Core sampling was the main sampling type at all stages of the detailed exploration at the deposit. The ore bodies were sampled throughout their full thickness with interception of the host rocks for 1-2 m at stage I and for 3-8 m until full pinching out of the mineralization at stage II. The length of the core sampling sections was 1-2 m and was increased to 4 m at stage II and averaged 2.9 m.

Core sampling of the exploration holes was conducted taking account of hole logging and calliper log data. In 1988, NPO “Rudgeofizika” and the USSR GKZ methodological council practiced a geophysical sampling method as a proven one.

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Reliability of the ore interval determination was assessed by reconciliation of the geophysical data and high core recovery drilling data (over 90%). It was found that the interval thickness based on the drilling data was overestimated by 0.18 m on the average, which is insignificant.

An individual sample included 1⁄2nd part of core in case of a diameter of 93 mm and below, and 1⁄4th part of the core in case of a diameter of 112 m and above. To verify reliability of sampling using 1⁄2nd and 1⁄4th parts, a parallel test of the pair for Fetotal and Femagnetite was made. It was found that there were no random or systematic errors.

4.3.9 Data Verification

The deposit is part of Korshunovsky GOK, and all the analytical and check work was done using the same methods and standards as described above.

4.3.10 Resources Estimation

Based on the standard conversion methodology explained in Section 21 the CRIRSCO compliant resources are shown in the table below.

Table 4-11	Rudnogorsky CRIRSCO Resources as at 1st July 2021

Category	‘000t	Fe%
Measured	44,201	30.4
Indicated	2,184	30.4

Total	46,385	30.4

Note	Resources include undiscounted reserves.

4.3.11 Reserves Estimation

4.3.11.1 Modifying Factors

Losses and dilution are shown in the table below.

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Table 4-12	Losses and Dilution

Deposit	Type	Loss%	Dilution
Rudnogorsky	Open Pit	3.0	3.5

With the application of the modifying factors the resources within the LOM plan are classified as CRIRSCO compliant Reserves as stated in the table below as at 1st July 2021.

Table 4-13	Rudnogorsky CRIRSCO Reserves as at 1st July 2021

Category	‘000t	Fe%
Proved	45,600	29.2
Probable	2,200	29.2

Total	47,800	29.2

Note	Reserves include adjustments for loss, dilution and mining parameters.

Saleable reserves which include the yield from the process plant average over the last 3 years and the LOM forecast of 34.5%, are shown in the table below.

Table 4-14	Rudnogorsky CRIRSCO Saleable Reserves as at 1st July 2021

Category	‘000t	Fe%	Concentrate Fe%
Proved	15,723	29.2	62.4
Probable	759	29.2	62.4

Total	16,491	29.2

Note	Reserves include adjustments for process plant yield.

4.3.12 Mining Operations

The pit is a standard drill and fire truck and shovel operation working benches with excavator loading using Russian EKG, Liebherr and Komatsu hydraulic or rope excavators of 8-22 m3 capacity and BelAZ 130 tonne payload diesel trucks with a haulage distance of 1.8-2.9 km. There are a number of Russian drill rigs and explosives are used.

Normal working benches are limited to 15 m in height but at the end position the benches combine to give final heights of 30 m. The design limit for depth is 201 m RL. Current depth is 196 m. Both bench slope stability angles and overburden slope stability angles are monitored for safety by the Company’s surveyors.

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Table 4-15	Open Pit Parameters

Bench parameters	Rudnogorsky
Bench height, m	12-15
Bench slope angle, degrees	65-70
Bench height in the final position, m	30
Bench slope angle in the final position, degree	36-55
Safety berm width, m	8
Open pit wall slope angle, degrees	22-34

The average stripping ratio from H2 2021 to 2030 will be 2.09 m3/tonne.

The principal mining equipment is shown below:

Table 4-16	Rudnogorsky Production Equipment

Equipment	Make	Number
Excavators	EKG	6
	Liebherr	1
	Komatsu	1
Drill Rigs	SBSh	3
	Epiroc	1
Bulldozers	Komatsu and Liebherr	5
Dump trucks	BelAZ	25

A mixture of dry powder and ANFO emulsion explosives with millisecond detonators are used depending upon specific requirements.

4.3.13 Infrastructure

The following facilities are existing, commissioned for operation and are available in place to serve the Rudnogorsky open-pit mine: the Rudnogorsky open-pit mine industrial base; the Rudnogorsky open-pit mine explosives magazine with a test facility for blasting materials; the railway station of Pogruzochnaya; an urban settlement of Radishchev. Administrative and amenities building for 1,100 people; Dump-truck and dozer garage; firefighting building; workshops and parking; storage areas; water abstraction and storage plant; fuel storage and filling facilities and boiler house comprising 6 boilers.

Electricity supply to the facilities of the Rudnogorsky open-pit mine industrial sites, explosives magazine, and railway station of Pogruzochnaya is from the substation 35/6 kV “Pit” and utilizes stationary and mobile 6 kV overhead lines (PVL-6 kV).

Potable water wells (1 in operation, 1 stand-by) provide the requisite source of drinking, household and firefighting water supply to the industrial site and there is sufficient capacity of the water supply system with the total consumption estimated at 20 m³/day.

There is no necessity for process water, including circulating water at the open pit.

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4.3.14 Future Plans

The mine plans to expand its operation from 3.6 Mtpa in 2020 to 6.0 Mtpa by 2024 through the purchase of one PC-4000 excavator (front shovel, 19 m3 bucket), one EKG-8I shovel, nine BelAZ-75131 dump trucks (130 t), one Cat D9R bulldozer, and one SBSh-250-MN drill rig.

Table 4-17	Rudnogorsky Production Forecast

Parameter	Units	2021 (2nd half)	2022	2023	2024	2025	2026	2027	2028	2029	2030	Totals
Ore, total	kt	1,944	5,000	5,500	6,000	6,000	6,000	6,000	5,000	3,500	2,856	47,800
Fe	%	27.1	29.0	31.,9	30.7	30.5	30.6	30.4	30.8	30.8	30.2	30.4
Overburden	‘000 m3	4,985	11,324	12,500	13,500	13,500	13,500	13,500	10,000	6,500	2,653	101,962
Rock Mass	kt	14,305	33,085	36,500	39,480	39,480	39,480	39,480	29,800	19,620	9,524	300,754
	‘000 m3	5,627	12,952	14,292	15,454	15,454	15,454	15,454	11,629	7,640	3,612	117,568
Stripping ratio	m3/t	2.56	2.26	2.27	2.25	2.25	2.25	2.25	2.00	1.86	0.90	2.09

The site has been well drilled and the geology is well known. The Company continues to use 3D Micromine modelling into its current and long-term planning. This has determined that the geological, mining and technical conditions of the deposit are favourable for maintaining planned production rates and build-up to the higher production rate of 6.0 Mtpa.

The reconciliation of the reserves with the mine production has been approved by the state authorities and is adequate to support of production planning to 2030. The mine management and planning functions are professional and competent. The Company has carried out a detailed technical and economic study of the long-term mine development programme. All the necessary equipment is available or has been identified for future purchase for realizing the long-term equipment renovation programme. The Company production plans are achievable and are characterized by low risks.

4.3.15 Environmental Permitting and Compliance

Korshunovsky GOK, including Rudnogorsky open pit, is registered as a facility having negative environmental impact, Code No 25-0138 001945-P. Rudnogorsky open pit holds the environmental permits and licenses given in the table below.

Table 4-18	Rudnogorsky Open Pit Environmental Permits

Permit	Number and date of issue	State issuing authority	Expiry date
Abstraction of underground drinking water from a group of water abstraction facilities for use in the Rudnogorsky open-pit mine household and drinking water supply systems	IRK 01845 TE dd. 10. Oct 2011	Irkutsknedra	01 Jan 2027

Permit for pollutant air emission (except for radioactive substance)	No. EN-28 dd. 07 Feb 2017	Rosprirodnadzor	27 Nov 2021

Permit for discharge to the Gandyukha River	No. 395 dd. 26 Apr 2018 No. 714-od	Rosprirodnadzor	12 Mar 2023

Decision for use of the Gandyukha River	No. 38- 16.01.03.001-R- RSVH-S-2017-03356/00 dd. 27 Dec 2017	Ministry of Natural Resources	01 Jan 2023

Project of the approximate Sanitary Protective Zone	Developed in 2021, submitted for an expert review and approval

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The overburden dump and area for scrap tyres are recorded in the State Register of Waste Disposal Sites

4.3.15.1 Rehabilitation

The area of disturbed land is recorded and reported. Progressive reclamation, as specified within the Rudnogorsky mine technical project, is not currently implemented.

The liability for rehabilitation of the Rudnogorsky disturbed land was estimated by Everest Consulting in January 2020 at 68.2 RUB million. This estimate appears understated.

4.3.15.2 Summary of Potential Risks and Liabilities

The nearest centre of population is the village of Novoilimsk, the nearest residential area is at a distance of 1,100 m. A major water body is the Gandyukha River flows in the immediate vicinity of the open pit.

The following breaches were identified as a result of the latest Rosprirodnadzor inspections (2019-2021):

•	Environmental control is not implemented in full scope, now rectified;

•	Concentration of pollutants in wastewater discharged to the Gandyukha River exceeds the established standards.

The mine holds the key regulatory permits but some issues are to be resolved to bring the Company activities into full compliance with the Russian Environmental Law.

•	Discharge of undertreated water;

•	Absence of the waste generation limits;

•	Necessity to update the maximum permissible emission and waste generation and disposal targets.

Additional charges for emissions to air were observed throughout the period under review although no excessive pollutant and noise levels were identified at the sanitary protection zone boundary. Measures to reduce emissions to the maximum permissible in periods of unfavourable weather conditions were developed. No environmental impact grievances were received from Novoilimsk community.

Discharge of undertreated water throughout the reviewed period has incurred payment of excess charges for use of water resources.

There are no current waste generation standards and therefore environmental payments above the standard amount are incurred.

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The progressive reclamation plans envisaged in the design documentation are not currently implemented. There is a risk that the closure rehabilitation cost estimate is insufficient.

4.4 Korshunovsky Iron Ore Concentrator

4.4.1 Location and Access

Korshunovsky Iron Ore Concentrator shares location with its nearby open pit. The site is served by regional public highways and a nearby federal motorway. The area is served by the Baikal-Amur main railway (BAM), connecting the Trans-Siberian main railway with China and the Republic of Yakutia. The nearest airport is located at the town of Bratsk located about 140 km west of the open pit. The mine enjoys full modern telecommunications facilities.

4.4.2 History

The Korshunovsky concentrator was commissioned in 1965 and first reached its design capacity of 16 million wet tonnes of ore per year in 1969. It remains substantially unchanged since that time. In 1972, as the plant became older and more major maintenance was required, another primary crusher, two additional grinding and separation circuits and two concentrate dryers were added. The plant was designed originally to process ore from the nearby Korshunovsky pit, however, the concentrator has more recently been processing ore from Rudnogorsky pit, all of which is transported into the plant by rail.

4.4.3 Plant Description

Iron ore with a maximum size of 1,200 mm is delivered to the primary crusher bins by rail, in side tipping rail wagons.

Ore is fed from the bins to one of two gyratory crushers depending on the feed quality. Different ores may be blended. Crushed product is distributed to three secondary gyratory crushers for reduction to less than 300 mm top size.

Less than 300 mm ore is conveyed via 6 secondary crusher bins. Tertiary cone crushers reduce the ore to less than 100 mm and quaternary cone crushers reduce the ore to less than 20 mm.

After crushing, 20 mm x 0 ore is delivered to rod mills for grinding to less than 2 mm.

After rod milling the less than 2 mm ore is processed in primary magnetic separators to produce middlings and tailings. The tailings are conveyed to the waste dump.

Middlings from the primary magnetic separators is ground to less than 0.2 mm in ball mills and the ground product passes to secondary magnetic separators producing middlings and tailings. Tailings passes to waste. Middlings is pumped to classifying cyclones. Classifying cyclone underflow is recirculated to join the ball mill feed.

Classifying cyclone overflow flows to tertiary magnetic separators producing concentrate and tailings. Tailings goes to waste. Concentrate is deslimed using magnetic separators and dewatered in vacuum disc filters. The specification for the concentrate is 67% to 75% less than 0.071 mm.

In the summer, filter cake is saleable, but in the winter the concentrate must be dried to less than 2.5% moisture in eight thermal drum driers.

All tailings flows are combined and pumped to the tailings dam.

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4.4.4 Flowsheet

The crushing flowsheet and the processing flowsheet are shown in the figures below.

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Figure 4-1	Crushing Section Flowsheet

Crushed Ore
Rod Mill
Primary Magnetic Separation
Underflow
Ball Mill
Tailings
Secondary Magnetic Separation
Overflow
Classifying Cyclones
Tailings
Tertiary Magnetic Separation
Desliming
Overflow
Tailings
Underflow
Filtration
Cake
Tailings

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Figure 4-2	Processing flowsheet

4.4.5 Product Quality

The concentrator’s ability to produce the require volume and within specification is dependant on the moisture and hardness of the feed ore. Harder ore (typically from Rudnogorsky pit) causes oversize to pass to the magnetic separation stages which can reduce the Fe content in the magnetics fraction by overloading the magnetic separators. High moisture causes the ore to stick in bunkers and transfer points causing lost time.

Product specifications are shown in the table below. The concentrate quality in 2018-2021 met the requirements of regulated specifications.

Table 4-19	Product Specifications

No.	Quality parameter	Value
1	Content of iron, %	62.2
	Acceptable variation, %	“-1.0
2	Moisture, %	10.0
	Acceptable variation, %	“+0.5
3	Content of phosphorus, %, maximum	0.16
4	Content of magnesium oxide, %, maximum	4.0

4.4.6 Plant Performance

The historical performance of the concentrator, 2018-2021 (the 1st half), is shown in the table below.

The ore processing plan has been regularly under-achieved: 84% in 2019, 93% in 2019, 61% in 2020, and 68% in the 1st half of 2021. The reasons include lack of ore, downtime due to breakdown of equipment, insufficient number of repair teams, and poor provision of shops with spare parts and resources.

The concentrator’s target capacity is 16 Mtpa but is affected by wear of equipment, age of the equipment and processing the harder ore from the Rudnogorskoye deposit. Also, because of the high moisture, the ore sticks and hangs in crushed ore bins, screens, conveyors and other equipment, which results in shutdowns. The current concentrator’s capacity is sufficient to process 6 to 8 Mtpa.

Recruitment has been low and there is a need for increased skilled personnel.

Table 4-20	Korshunovsky Concentrator Historic Performance

Year	Milled Ore ‘000t	Fe%	Fe Contained ‘000t	Conc ‘000t	Fe%	Fe Contained ‘000t	Yield %	Recovery %
2018	6,474	25.5	1,649	2,030	62.8	1,276	31.4	77.4
2019	6,536	29.5	1,928	2,508	62.7	1,573	38.4	81.6
2020	7,040	26.8	1,883	2,147	62.4	1,340	30.5	71.2
2021 (6m)	3,169	23.2	735	739	61.6	456	23.3	62.0

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4.4.7 Plant Availability

The review’s results demonstrate that, according to the provided documents and performance parameters, most of the concentrator’s equipment is in satisfactory condition. However, breakdown lost time is significant and could be reduced if schedules for replacement of hydrocyclones, magnetic separators, pumps, filters and other equipment were better managed. The service life of equipment was not confirmed during the review. It is necessary to improve equipment maintenance quality and supplies availability, take actions for on-going recruitment, improve production processes, and prevent downtime and accidents.

4.4.8 Future Plans

As of now, the actual capability of the concentrator is 6 to 8 Mtpa.

The planned product quality and the processing plan are shown in the table below. The maximum throughput of 10,950 kt/a of dry ore in 2024 and 2025 (or 12 Mt of wet ore) is achievable if:

•	Life-expired equipment (without a health and safety audit certificate, prolonging its service life) is replaced;

•	Maintenance quality is improved considerably;

•	Supplies and delivery of spare parts are improved;

•	Recruitment problems are solved;

•	Downtime is reduced; and

•	The concentrate quality the content of iron in the feed meets the quality set in the and the content of magnetite is 98-99% of the content of total iron.

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Table 4-21	Korshunovsky Concentrator Planned Iron Ore Production

Item	Units	2022	2023	2024	2025	2026	2027	2028	2029	2030
Concentrate output (wet)	kt	3,000	4,107	4,145	4,127	3,981	4,108	3,355	2,678	1,320
Content of iron in concentrate	%	62.5	62.3	62.3	62.3	62.2	62.1	62.3	62.4	61.5
Concentrate moisture	%	6.5	6.8	6.8	6.8	6.8	6.8	6.8	6.8	6.8
Dry concentrate weight	kt	2,794	3,828	3,863	3,846	3,710	3,829	3,127	2,496	1,231
Content of iron in tailings	%	9.3	8.6	8.8	8.7	8.8	8.9	8.8	8.7	11.0
Weight of metal in concentrate (dry)		1,747.4	2,383.0	2,407.9	2,395.8	2,309.1	2,378.7	1,947.4	1,556.7	757.1
Processed ore (wet)	kt	10,000	11,000	12,000	12,000	11,500	10,500	9,500	7,233	2,945
Content of iron in processed ore (dry)	kt	25.6	29.1	27.7	27.5	27.7	30.2	28.2	29.0	34.2
Processed ore moisture	%	8.85	8.75	8.75	8.75	8.76	9.00	9.00	9.00	9.00
Dry ore weight	kt	9,115	10,038	10,950	10,950	10,493	9,555	8,645	6,582	2,680
Ore output	kt	10,000	11,000	12,000	12,000	11,500	10,500	9,500	7,233	2,945
Ore moisture	%	8.85	8.75	8.75	8.75	8.76	9.00	9.00	9.00	9.00
Metal in mined ore	kt	2,336	2,920	3,029	3,015	2,906	2,890	2,435	1,911	917
Content of iron in ore	%	25.6	29.1	27.7	27.5	27.7	30.2	28.2	29.0	34.2

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4.4.9 Environmental Permitting and Compliance

The environmental permitting and compliance aspects of Korshunovsky GOK, which incorporates Korshunovsky open pit and concentrator and Rudnogorsky open pit are detailed the environmental permitting and compliance sections for the two open pits above.

16 SALES AND MARKETING

Korshunovsky GOK is one of the largest iron ore mining and processing companies in Russia, and the only operation in Eastern Siberia. The mining assets include Korshunovsky and Rudnogorsky open pits.

The mined iron ore is processed at Korshunovsky concentrator. The concentrator’s design production capacity is around 12 Mtpa. The produced concentrate has some of the best quality in Russia. It is a low slag concentrate, easily to melt, and doesn’t contain deleterious impurities. All additives, used in the metallurgical process, are present in the concentrate due to its natural chemical composition. Due to their high quality, the products of Korshunovsky GOK are competitive on the Russian and international markets.

Korshunovsky GOK is located in close vicinity to the Baikal-Amur Mainline, which is linked with the Trans-Siberian railway line. The iron ore concentrate is shipped to Russian metallurgical plants by railway. The main consumer on the domestic market is Chelyabinsk Metallurgical Plant. It is intended to sell all iron ore concentrate on the domestic market.

The price of the Korshunovsky GOK concentrate in the 2nd half of 2021 has been set on the basis of the budget, and the 2022 price is based on the expected budget parameters, with a reduction in comparison to the 2021 price. The price in 2023 and onward has been re-estimated in view of the changes of the Ore (Fine) index (© Copyright Consensus Economics Inc., September, 2021). The decline in 2023 to 2026, in relation to quarter 4 of 2022, is 73-85%. A slight variation of the price after 2023, in relation to 2022, results from changes in the concentrate shipment structure, in addition to the lower price forecast.

16.1 Forecasted Sale Price

Mechel is a major producer of thermal and coking coal, iron ore and by-products and has very detailed market knowledge and expertise in these products.

Based upon the business plan models provided, an estimation of the value of the combined elements of the company was made on the all-equity, post-tax basis. The short term sale prices, forecasted by PMC/IMC, are shown below.

Table 16-1	Iron Ore Forecasted Sale Price

Item	Units		2021	2022	2023	2024	2025
			US$	US$	US$	US$	US$
Iron ore
Korshunovsky GOK, concentrate	US$	/t	121.9	121.3	106.8	96.8	93.9

17 ENVIRONMENTAL PERMITTING AND COMPLIANCE

The Environmental Permitting and Compliance has been detailed in the Korshunovsky GOK individual assets section.

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18 COSTS

Mechel has a number of operating coal and iron ore mines organised into 4 separate companies which together form the Mechel Mining division. These mines produce thermal and coking coal and iron ore. The Company also has a number of greenfield projects and development projects at existing mines. This report details the Korshunovsky Iron Ore Mining Assets of Mechel PAO.

18.1.1 Operating Costs

Future operating expenditures of the mines have been forecast and included into the corporate financial model.

Greenfield mine developments and subsequent operation, if applicable, have been included in the financial model based primarily on estimates made by relevant organisations within Mechel or on recent experience coupled with internal Mechel estimations.

Expenditures for service providers such as administration and sales departments are similarly charged to each operation and are intended to achieve cost recovery only. Any surplus or deficit is stated by the Company to be immaterial.

PMC/IMC examined the forecasts of operating expenditures for all operations as prepared by the management of the Company. The forecasts were compared, where possible, with actual expenditures in previous years and, where considered appropriate, were modified following discussion with the Company.

PMC/IMC considers the modified production plans and budgets to be attainable.

In view of the diversity of products historic net cash costs have been calculated on the basis of per per tonne of produced iron ore concentrate. The revenues attributable to each individual commodity other than iron ore has been offset against cash costs as revenue from by-products.

The historical operating expenditures per tonne of iron ore produced in 2018 to 2020 and the first 6 months of 2021 are summarised in the table below.

Table 18-1	Operating Expenditures per Tonne of Iron Ore

Company	2018	2019	2020	2021 (6 months)
	US$/t	US$/t	US$/t	US$/t
Net cash cost per tonne of iron ore concentrate[2]
Korshunovsky[2]	78.3	68.9	68.3	95.4

Notes:

(1)   The historical cash cost per tonne of iron ore concentrate has been calculated with regard to iron ore mining assets of Korshunovsky.

(2)   The selling expenditures of Korshunovsky include the railway haulage rate for the concentrate shipment to consumers, which is an element of the concentrate sale price.

(3)   All figures are supplied by Mechel.

PMC/IMC consider the expenditures used as a base reasonable and the method used for estimation logical.

18.1.2 Capital Costs

Capital expenditure estimates prepared by the Company consist of two main elements. These are firstly maintenance capital expenditures for the operating mines and process facilities. Secondly there are also expenditures of both greenfield developments and projects at operating mines mine, as well as maintenance capital expenditure of new mines once they are put into operation.

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PMC/IMC examined the capital expenditures estimates prepared by the Company’s management for the period covered by the Company business plan for Korshunovsky GOK. Where considered appropriate, additions and changes were made to the figures following discussions with the Company’s management. The revised capital expenditures estimates were also incorporated into the cash flows.

PMC/IMC considers the production plans and budgets to be attainable. The capital expenditure estimates are adequate for the estimated planned outputs.

The capital expenditures for 2018-2021(6) are analysed into maintenance expenditures and growth expenditures.

The capital expenditures for 2021 to 2075 for each company are broken into maintenance expenditures (equipment replacement) and investment project expenditures and are shown in the table below.

Table 18-2	Capital Expenditure 2018 to 2021 (6m)

Category	Units	2018	2019	2020	2021 (6 months)
Korshunovsky
Maintenance	USD M	5.4	1.0	1.1	1.6
Development	USD M

Total	USD M	5.4	1.0	1.1	1.6

The capital expenditure forecast for 2021(6) to 2031 are shown in the table below.

Table 18-3	Capital Expenditure 2021 (6) to 2075

Category	Units	2021 (6m)	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031
Korshunovsky
Maintenance	USD M	6.1	17.6	47.6	24.0	9.1	1.6	1.2	0.9	0.6	0.3
Development	USD M	0.4	0.8	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0

Total	USD M	6.5	18.4	47.6	24.0	9.1	1.6	1.2	0.9	0.6	0.3

18.1.3 Risks and Inter-Relations

Any project is exposed to risks: potential events which may produce an adverse impact. PMC/IMC identified the potential risks, which may influence the PMC/IMC’s valuation:

•	Labour expenditures growth;

•	Time required for manufacturing of large-sized equipment;

•	Forecast of the sale price;

•	Growth of tax rates and introduction of new taxes and fees; and

•	Changes in the currency exchange rates, RUB/USD and RUB/EUR.

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19 ECONOMIC ANALYSIS

PMC/IMC reviewed the physical and financial forecasts which together constitute the Company’s business forecast and are presented as the business model.

PMC/IMC discussed these forecasts with the Company and where appropriate made minor adjustments.

Based upon the business plan models provided, an estimation of the value of the combined elements of the company was made on the all-equity, post-tax basis.

Summarised physical and financial indicators of the Korshunovsky business model are shown in the following table.

The discussion of the efficacy of the life of mine and production forecasts, provided in various places within this report, as well as year by year statistics are included on request of the Company. PMC/IMC takes no responsibility nor provides any guarantee that any of the specific forecast production figures will be achieved as stated in the table below.

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Table 19-1	Summary of Physical and Financial Indicators of Korshunovsky GOK, 2nd Half of 2021-2030

Korshunovsky GOK	Unit of measure	1	2	3	4	5	6	7	8	9	10
		2021 (2nd half)**	2022	2023	2024	2025	2026	2027	2028	2029	2030
Production, ROM	Mt	3.8	10.0	11.0	12.0	12.0	11.5	10.5	9.5	7.2	2.9
Sales
Concentrate	Mt	1.2	3.2	3.9	4.2	4.1	3.9	3.7	3.3	2.6	1.2
Sale price
Concentrate	$/t	121.9	121.3	106.8	96.8	93.9	98.1	100.2	98.6	100.1	106.7

Total revenue	$ M	143.7	386.2	420.5	407.1	385.0	388.1	370.9	328.5	258.4	124.2

Expenditures and taxes	$ M	92.8	279.9	329.3	338.0	335.6	322.1	318.4	259.8	209.1	119.0
Operating expenditures	$ M	91.2	276.3	319.7	326.5	324.0	311.0	307.6	249.5	199.4	110.3
Depreciation and depletion	$ M	1.5	3.6	9.6	11.5	11.6	11.1	10.8	10.3	9.8	8.7

Total capital expenditures	$ M	6.5	18.4	47.6	24.0	9.1	1.6	1.2	0.9	0.6	0.3

*	Excluding financing costs, borrowings and share related transactions
**	Note: 2021 figures are for the 2nd half of 2021

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19.1 Valuation of Reserves

19.1.1 Methodology and Assumptions

The valuation of Mechel has been carried out using the discounted cash flow valuation method. PMC/IMC performed the valuation based on the operating expenditures, capital expenditures and revenues projected for the Company. Based on these results, depreciation, taxation and working capital requirements were provided by the Company to PMC/IMC for inclusion in this post tax valuation. PMC/IMC accepted the depreciation, taxation and working capital as provided and accepts no responsibility as to their accuracy.

The following key factors were considered in the course of the valuation.

Capital Expenditures

The level of capital expenditures as used for estimation of the net present value (NPV) is sufficient to both maintain the current production capacity and to promote new production capacity where required. The capital expenditures forecasts include expenditures for regular replacement of equipment, as well as development in new mining areas for mining and construction of additional processing facilities where required.

Plant and Equipment

The cost of maintaining, repairing and, where necessary, replacing items or components, is included in the cash cost estimates or in the capital expenditure schedules. Except for instances where equipment is planned to be transferred to another operation, the plant and equipment has not been valued separately. As the plant and equipment are an integral component of generation of the cash flows used to estimate the value of the reserves, the value of the plant and equipment is included in the reserve value. Any residual value is considered not to be material.

Sale Price

The main product of Korshunovsky GOK, iron ore, is an international commodity and is subject to both short term and cyclical variations. The valuation model is based on the forecasted prices of the major commodities (iron ore) initially provided by the Company.

Other Key Parameters

Other key valuation parameters used for valuation include the following:

•	The Russian Rouble to US Dollar (RUB/US $) exchange rate is expected to average RUB 72.7234 to US $ 1.00 throughout the full cash flow period;

•	The valuation date is 1 July 2021;

•	Cash flows are shown in real terms and have been discounted according to the end of year rule;

•	Cash flows are based on the available reserves forecasted for the Korshunovsky and Rudnogorsky mines’ life to 2030;

•	The net present value (NPV) was calculated using the real discount rate of 10%.

19.1.2 Valuation Results

Discounted cash flows (DCF) resulting from modelling reflect the cash value of reserves. The discount rate of 10% was used as a benchmark. However, the discount rates are always subjective and investors may have a different approach. Hence, PMC/IMC valued the Company using a range of discount rates.

The total NPV of the main mining assets of Mechel at the real discount rate of 10% is $ 276.7 million.

The table below shows the post-tax value of reserves at various discount rates.

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Table 19-2	Breakdown of Valuation of Reserves NPV– Based on Post Tax Results

Company	Net present value ($ million)
Korshunovsky	276.7

Table 19-3	Korshunovsky Results of Post-Tax Net Present Value Estimation

Real discount rate, %	Net present value, $ million
-2%	301.2
-1%	288.6
10%	276.7
+1%	265.7
+2%	255.3

19.1.3 Sensitivity Analysis

While PMC/IMC concludes that the key indicators for Korshunovsky GOK, as presented above, are realistic with regard to the expenditures and the production plans based on the reserves, a sensitivity analysis was conducted for a number of variables.

Mining and marketing of iron ore contain variables that are not always predictable. Potential variables include those directly associated with the mining and processing operations, such as the expenditures and production levels, as well as those that are external to the mining and processing operations, such as market prices.

Standard sensitivity analyses for cash flow were conducted with regard to variation of sale prices, production output, operating and capital expenditures.

Operating Expenditures

These could vary as a result of changes in component costs, such as labour or supplies, or from variation of productivity. PMC/IMC considers that the presented expenditures are reasonable but, in order to demonstrate the effect of the expenditures growth, estimated sensitivity to a 10% increase of operating expenditures.

Output

Output can be affected by variation of productivity or market demands. Outputs predicted by Korshunovsky GOK are achievable but, in order to demonstrate the effect, PMC/IMC estimated sensitivity to a 10% decline in production. The expenditures do not reduce in proportion since the operating expenditures include fixed and variable elements.

Capital Expenditures

Variation of the capital expenditures may result from quantity or market prices of fixed assets. The effect of a simple increase of capital expenditures by 10% was estimated.

Sale Price

Market forces dictate the price of iron ore. In recent years, prices have been high until the global crisis and have since recovered very strongly. There are clear indications that other prices have recovered but, nevertheless, such commodities are subject to major fluctuations and therefore, PMC/IMC estimated the effect of a 10% drop in sales prices.

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The summarised results of the analysis of sensitivity of the reserves valuation to variation of main parameters are shown below.

Table 19-4	Sensitivity Analysis of Reserve Valuation NPV – Based on Post Tax Results

NPV (US$ million), post-tax	Base case	Operating expenditures (+10%)	Production (-10%)	Capital expenditures (+10%)	Sales price (-10%)
Korshunovsky	276.7	141.8	109.9	268.1	139.2

20 ADJACENT PROPERTIES

Korshunovsky GOK is two mine and processing complex the adjacent properties have been detailed in the individual assets section.

21 OTHER RELEVANT DATA AND INFORMATION

21.1 CRIRSCO Code

The Committee for Mineral Reserves International Reporting Standards (CRIRSCO) International Reporting Template dated November 2013 as incorporated into the Codes and Standards of most of the CRIRSCO Members (the “CRIRSCO Code”).

The CRIRSCO Code provides a mandatory system for the classification of minerals Exploration Results, Mineral Resources and Mineral Reserves according to the levels of confidence in geological knowledge and technical and economic considerations in Public Reports.

Public Reports prepared in accordance with the CRIRSCO Code are reports prepared for the purpose of informing investors or potential investors and their advisors. They include, but are not limited to, annual and quarterly company reports, press releases, information memoranda, technical papers, website postings and public presentations of Exploration Results, Mineral Resources and Mineral Reserves estimates.

One of the main factors in the CRIRSCO code reporting is that a “Competent or Qualified Person” executes the reporting. A Competent or Qualified Person must have a minimum of five years’ experience which is relevant to the style of mineralisation and type of deposit under consideration and to the activity which that person is undertaking. If the Competent or Qualified Person is estimating or supervising the estimation of mineral resources, the relevant experience must be in the estimation, assessment and evaluation of mineral resources.

The CRIRSCO code uses the following terms and definitions which are summarised in the figure below.

Modifying Factors Modifying Factors are considerations used to convert Mineral Resources to Mineral Reserves. These include, but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors. Exploration Results include data and information generated by mineral exploration programmes that might be of use to investors but which do not form part of a declaration of Mineral Resources or Mineral Reserves.

A Mineral Resource is a concentration or occurrence of material of intrinsic economic interest in or on the earth’s crust in such form, quality and quantity that there are reasonable prospects for eventual

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economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge, including sampling. Mineral Resources are sub-divided, in order of increasing geological confidence, into three categories.

•	Measured Mineral Resource - is that part of a Mineral Resource for which quantity, grade or quality, densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit. Geological evidence is derived from detailed and reliable exploration, sampling and testing and is sufficient to confirm geological and grade/quality continuity between points of observation. A Measured Mineral Resource has a higher level of confidence than that applying to either an Indicated Mineral Resource or an Inferred Mineral Resource. It may be converted to a Proved Mineral Reserve or to a Probable Mineral Reserve.

•	Indicated Mineral Resource - is that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Geological evidence is derived from adequately detailed and reliable exploration, sampling and testing and is sufficient to assume geological and grade/quality continuity between points of observation. An Indicated Mineral Resource has a lower level of confidence than that applying to a Measured Mineral Resource and may only be converted to a Probable Mineral Reserve.

•	Inferred Mineral Resource - is that part of a Mineral Resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. Geological evidence is sufficient to imply but not verify geological and grade/ quality continuity. An Inferred Resource has a lower level of confidence than that applying to an Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that the majority of Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

A Mineral Reserve is the economically mineable part of a Measured and/or Indicated Mineral Resource. It includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at Pre-Feasibility or Feasibility level as appropriate that include application of Modifying Factors. Such studies demonstrate that, at the time of reporting, extraction could reasonably be justified. Mineral reserves are sub-divided in order of increasing confidence into two categories:-

•	Probable Mineral Reserve - is the economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource. The confidence in the Modifying Factors applying to a Probable Mineral Reserve is lower than that applying to a Proved Mineral Reserve.

•	Proved Mineral Reserve - is the economically mineable part of a Measured Mineral Resource. A Proved Mineral Reserve implies a high degree of confidence in the Modifying Factors.

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Figure 21-1	Principles of the CRIRSCO Code

Assessment of Data and Reporting Criteria

To assess the adequacy of the plans and sections to support mine planning based on CRIRSCO criteria, the base data has to be examined to see if it is CRIRSCO compliant. If the base data is CRIRSCO compliant then this data can be used to produce CRIRSCO compliant plans.

Conforming data is usually used to estimate the resources of a deposit, and the reserves if there is a physical and financial business plan associated with the mining of the deposit. The CRIRSCO Code provides a checklist as a guide to those making any estimation.

Relevance and materiality are overriding principles that determine what information should be publicly reported and sufficient comment on all matters that might materially affect a reader’s understanding or interpretation of the results or estimates being reported must be provided. This is particularly important where inadequate or uncertain data affect the reliability of, or confidence in, a statement of exploration.

21.2 Mineral Resource Estimate

21.2.1 Basis, Assumptions, Parameters and Methods

Russian Federation uses, by law, the classification system and estimation methods for reserves and resources established by the Former Soviet Union. In practice, this means that the statements of reserves and resources developed by the individual Korshunovsky GOK mines and the mining plans to which they relate must be submitted for approval to the corresponding committees of the Government Authorities. Adherence to the standardised national system of reserves and resources estimation is a legal procedure and mandatory for the license holders.

Under this old classification system, which is also the current reporting regime in Russia as part of the exploitation licence for each mineral deposit, a set of Conditions for Estimation of Reserves are prepared by the corresponding national design institutes and are approved by a State supervisory authority. The conditions apply a well-defined process of classifying the specific deposit into one of

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five major deposit categories, subject to which, the principles for exploration and classification of reserves and resources have been established. Reserves and resources are classified into six main classes and designated by the symbols A, B, C1, C2 and P1 and P2, based on the degree of reliability of exploration data. The category A and B define a group of resources where the uncertainties are significantly minimised whilst the P categories of resources are “prognosticated” and are considered equivalent to inferred resources.

The “Conditions” for estimation of reserves for each deposit specify the method of computation of resource/reserve blocks, the minimum thickness for exploitation of the iron ore and cut-off parameters, plus special considerations which may apply where the conditions for mineral extraction are exceptional or present difficulties.

Once the exploration data is compiled and evaluated, the estimation of the resources is carried out in clearly defined blocks where a number of maps and plans are generated for each seam present in each asset by considering the geological conditions present in each block affecting the resource and reserve estimations. The classification of the blocks corresponding to A, B, C and P categories considers the individual block boundaries, conditions set on the resource boundaries (e.g. floor of a particular seam or depth), outcrop distribution, borehole locations (including collar information and borehole depth), geomorphological surface features (topography, rivers and streams, national parks-reserves etc), man-made features (industrial zones, surface and underground infrastructure, railways, pipelines, national grid, shafts, dams, etc.), washout zones, faults with their throw amplitude and configurations, other structural elements and zones of tectonic disturbances, deposit thickness (minimum, average, maximum), thickness of the partings present, present in each borehole. The documentation of this exercise needs to be compiled in the form of cross sections, plans, which is also part of the legal requirements to approve the resource estimation.

With reference to these conditions, the reserves stated for each deposit are further categorised as “balance reserves”, which means they meet the pre-determined criteria for economically justifiable extraction or are “out-of-balance resources” considered to be uneconomic to exploit. Another category of reserves under the former Soviet system/current Russian system is the “industrial resources/reserves” which are the “balance reserves” minus all operational losses and overall mine losses.

Mineral deposits in Russia are also classified in terms of geological complexity according to the size, continuity and structural disposition of the deposit ranging from 1 (simple) to 4 (very complex).

Upgrade to C classes from P requires additional data (typical “modifying factors” such as geotechnical, economic, pit design, etc.) whilst C1, B, and A classes require completion of a prefeasibility/feasibility study which is generally called the TEO (technico-economicheskiye obosnovaniye=technical-economic characterisation) and the TER (technico-economicheskiye raschoti= technical- economic calculations). The publication of data in the above classes requires audit and registration by an independent organisation i.e. GKZ = State Commission on Reserves (national) or TKZ = Territorial Commission on Reserves (regional).

The TEO document is a very comprehensive and detailed document and covers the geological and technical/technological assessment and economical evaluation of the deposit in question for different cut-off parameters. The economical assessment typically investigates the different cut-off parameter options defined from the geological and technological perspectives under the headings of: analysis of market and economic environment and taxation issues, operational cost and production cost and product sales, capital costs, floating capital investments, profitability, discount rate, net cash flow and net present value, internal rate of return as well as indicators of the commercial effectiveness of the project.

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The Qualified Person emphasizes the importance of the fact that any resource estimation under the Russian system must be approved by GKZ or TKZ before any mining is allowed as this is a legal requirement under the Russian laws.

Therefore, cut-off parameters document plays a crucial step on the finalisation of the approval of the reserves. The former Soviet/current Russian system places all the available iron ore in the ground as a reserve and does not make any distinction between the resource and reserves.

According to the Qualified Person’s experience is that the classification of resources and resource blocks in the categories A, B, C1 and C2 is a very reliable guide to the confidence for volumetric definition of resources in-place. The Conditions for Estimation of Reserves define cut-off grades employed for the iron ore in-place. These appear consistent with the current commercial performance of the operations and a relevant guide to the commercial exploitability of these resources.

It is the opinion of the Qualified Persons of this report that this system represents a very traditional system of resource management as demanded by the national legislation. The system is nevertheless a robust and reliable reflection of the utilisation and depletion of reserves and resources.

Iron ore volumes at Korshunovsky GOK are estimated by the determination of the areas at specific levels and the multiplication of this area by the average thickness estimated from sections through the applicable area.

21.2.2 Conversion to CRIRSCO

The allocation of confidence category to resource blocks follows a formal procedure established by the State Committee for Reserves (GKZ). The expression of these categories within international standards for reporting on mineral properties follows the joint GKZ-CRIRSCO model “Guidelines on Alignment of Russian minerals reporting standards and the CRIRSCO Template” of 2010.

The table below sumaries the generalised approach for the conversion of GKZ resources to CRIRSCO mineral resources and thence the estimation of mineral reserves based on a mine plan within the technical boundary.

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Figure 21-2	Generalised Conversion of GKZ Reserves to CRIRSCO Mineral Resources and Reserves

This is not a mechanical process and the opinion of the Comptent Person will determin the actual CRIRSCO classification.

The generalised approach has been applied to the Korshunovsky GOK mines.

21.3 Management and Manpower

PMC/IMC’s personnel were in regular contact and held numerous discussions with Company management at various levels. PMC/IMC is satisfied that Mechel management is capable of implementing the proposed production plans based on this contact and on direct observations of operational management. The Company operates its management and financial programmes in accordance with International Financial Reporting Standards (IFRS) as part of a standardised electronic reporting system for health and safety, production and financial performance. Changes to the approved reserve statements and to certain approved mine production and staffing plans must be submitted to and approved by the relevant government authorities. PMC/IMC is not aware of any refusals in the past and Mechel remains confident of obtaining this approval as and when necessary.

Korshunovsky GOK currently has a strategy of operating its mines at their existing steady state outputs to satisfy the capacity of the iron ore concentrator plant. Thus, the management and manpower requirements of the Korshunovsky GOK are unlikely to significantly change in the short term.

The average number of employees each year, 2018 to 2021 is shown in the table below.

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Table 21-1	Number of Employees 2018 to 2021

Manpower	2018	2019	2020	2021
Korshunovsky	3,063	3,043	2,884	2,811

Professional training and upgrading of skills is undertaken.

21.4 Health and Safety

Mechel group companies implement the health and safety policy, compliant with the Russian laws, based on the provisions, rules and valid guidelines, which are updated every five years and cover all operations and categories of work. Each Company has a health and safety management system which provides for annual risk assessment and development of health and safety actions for production and other facilities.

Each company has a coordination team for supervision and investigation of health and safety issues, which makes shift reports on all aspects of safety. The health and safety management system is completely identical to the production management system. The system sets subordinate, responsibilities and competence for each employee with regard to health and safety.

The Company’s health and safety requirements also apply to contractors, which is reflected in actions taken to ensure safe operation and joint instructions.

Scheduled and unscheduled government safety inspections are carried out and relevant reports are made. Internal reports are reviewed and actioned at regular production meetings.

The Lost Time Injury Frequency Rate is one of the parameters used to monitor safety performance in the industry and is usually measured per 100,000 man-shifts or one million manhours.

The international standard for reporting of accidents is the ‘Lost Time Incident Frequency Rate’ (LTIFR) is per million man hours but the Company standard is per 1,000 employees on books. An Incident becomes registered as an LTI where any man loses a single shift which, is in line with internationally accepted procedures for LTI classification.

Mechel calculation method:

LTIFR	= ∑ LTI x 1,000

Total Number of Men on Books

International calculation method

LTIFR	= ∑ LTI x 1,000,000

Total Number of Man hours Worked

Similarly, the international calculation method for ‘Lost Time Incident Severity Rate’ (LTISR) is also based on million manhours worked.

LTISR	= ∑ Days Lost x 1,000,000

Total Number of Man hours Worked

PMC/IMC has converted the Company figures to the international standard per million man-hours worked for an easier industry comparison, shown below in the table below.

S-K 1300

TRS (21)

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Table 21-2	Health and Safety Statistics

	2018	2019	2020	2021 (6m)
Korshunovsky
Manpower	3,063	3,043	2,884	2,811
Total Accidents	9	15	3	5
Fatalities	0	0	1	0
LTI Frequency Rate	1.8	2.8	0.6	1.6
LTI Severity Rate	104	148	5	57

The LTIFR average for similar international mining operations is 6.26 per million man-hours worked. Korshunovsky GOK is significantly better than the international average and the trend for the last three years could be classed as reasonably steady.

The LTISR is however worse than other similar international mining operations, again the trend for the last three years shows a significant improvement.

One person has been involved in a fatal accident over the last three years. This can be considered to be low by international standards for operations of this size.

21.4.1 Examples of Measures for Improvement of Health and Safety

Measures for improvement of health and safety and reduction of the professional risk level include the following:

1.

Improvement of the health and safety management system: update of management documents; development of the necessary standards; dissemination of information on health and safety issues; and arrangement of Safety Days;

2.

Integrated reporting: information on emergencies, incidents and accidents at production facilities’ reporting on injury rates; reporting on use of funds allocated for health and safety; and other reporting;

3.	Health and safety audits: targeted and routine audits in the company’s divisions; checking of compliance with the health and safety requirements; comprehensive and targeted audits;

4.

Training of the company’s personnel: on-the-job training; professional development; checking of employees’ knowledge; training in health and safety; and development of the behaviour-based safety audits programme;

5.

Conclusion of contracts: labour conditions assessment; newsletters, reference and technical books; measurement of harmful and/or hazardous factors at production facilities and pre-shift examinations; and

6.

Healthcare and prevention measures: medical examinations; purchase and upgrade of first aid kits; introduction of new collective protective equipment and upgrade of existing equipment; provision of employees with workwear and footwear; purchase of milk; special labour conditions assessment at work places; etc.

21.4.2 Action Taken at the Mines

Mechel takes a pro-active approach towards prevention of injuries and incidents in the course of mining; maintenance has been upgraded; a downtime management system is being introduced; artificial lighting has been is improved; the security and fire alarm system has been installed; safety warnings are put on the equipment; non-operating containers are dismantled at the fuel and lubricants storage facilities; and work places are arranged to ensure safety of employees.

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In compliance with the valid laws, special labour conditions assessments are made, and all identified harmful factors are measured at work places. On-going sanitary and operational monitoring of harmful factors is undertaken and use of personal protective equipment by employees is checked.

21.4.3 Organizational Measures

Organizational measures for improvement of health and safety and reduction of the professional risk level include the following:

1.	Health and safety indicators are included into the key performance indicators for managers;

2.	Engineers are trained in use of the job order system;

3.	Training of workers is arranged to improve the health and safety knowledge level;

4.	Public health and safety inspectors are engaged in checking of the response to incompliance, found by managers and specialists, responsible for operational control; and

5.	If a trainee fails to demonstrate a satisfactory level of health and safety knowledge he undergoes a refresher training programme.

22 CONCLUSIONS

PMC/IMC concludes from the independent technical review that:

•	The management’s geological and geotechnical knowledge and understanding is sufficient to support short, medium and long term planning appropriately and operations are well managed.

•	The mine plans consider geological and geotechnical factors appropriately to minimise mining hazards.

•	Mechel’s mining equipment (either in place or planned in the capital forecasts) is suited to its mine plans and is adequate, with minor adjustments, for the production plans.

•	Iron ore processing facilities and other infrastructure facilities are capable to continue supplying appropriate quality products to the markets in compliance with the production plans.

•	The average LTIFR of similar operations in other countries is 6.26 per 1 million of man-hours. The Korshunovsky GOK rate at 1.7 is much better than the average international value and has tended to be stable over the last three years. However the LTISR remains higher than the international averages with 1 fatality over the period.

•	Environmental issues are managed and there are no issues that could materially impede production nor are any prosecutions pending.

•	The assumptions used for estimation of the capital and operating expenditures are appropriate and reasonable.

•	The capital and operating expenditures used in the financial models incorporating minor adjustments by PMC/IMC reflect the mine plans, development and construction schedules and the forecast production levels.

•	Special factors identified by PMC/IMC are well understood by the management and appropriate actions to mitigate these risks are being taken. Besides, the mine plans and expenditure forecasts appropriately account for these risks.

•	The Company’s management operates the management accounting system and is able to monitor and forecast production and cost parameters. The management uses the accounting systems compliant with IFRS standards.

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PMC/IMC estimated the post-tax value of Korshunovsky iron ore reserves at US$ 276.7 million at the real discount rate of 10%, the exchange rate of RUB 72.7234 / US $, and the product prices, capital and operating expenditures and production forecasts which are soundly based.

23 RECOMMENDATIONS

•	Korshunovsky GOK and the other Mechel operating subsidiaries should move towards estimating Mineral Reserves and Resources in accordance with the CRIRSCO Code directly without converting from a GZK estimation each year.

•	Future S-K 1300 compliant TRS reports should be based on the fiscal and calander year.

24 REFERENCES

1.	Guidelines on Alignment of Russian minerals reporting standards and the CRIRSCO Template” of 2010. Issued by CRIRSCO.

2.	The technical audit of Mechel Public Joint Stock Company assets, Korshunovskiy Ore Mining and Processing Industrial Complex, prepared by LLC IMC Montan for Mechel Company, September 2020.

3.	Solid Minerals Reserves Status and Changes Data (form 5-GR) for 2019, 2020.

4.

Report on Iron Ore Reserves Operational Change at Korshunovskoye Deposit Based on the Balance Inventory Revaluation Results within the Opencast Mine Boundaries up to Minus 105 m Horizon, as of 1 January 2015. Mechel Engineering - DALNIIPROEKT, 2015.

5.

Engineering Design for the Development of Iron Ore Reserves at Rudnogorskiy Opencast Mine of Korshunovskiy Mining and Processing Technical Complex by the Open-Pit Mining Method. Novosibirsk, 2021. Mechel Engineering – DALNIIPROEKT.

6.	Report on Korshunovskoye Iron Deposit Computer Modelling, St. Petersburg, 2008. LLC MicromineRussia.

7.	The report on Korshunovskoye Iron Deposit Computer Modelling, St. Petersburg, 2008. LLC MicromineRussia.

8.	Report on Rudnogorskiy Deposit Iron Ore Reserves Assessment as of 1 January 1987.

25 RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

All of the base data and information used to compile this report have originated from Mechel and its subsidiary Companies. PMC and IMC have tested the efficacy of the material supplied by site visits and interaction with the relevant Company personnel. The draft report was submitted to the Company for verification of factual accuracy.

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DISTRIBUTION LIST

S-K 1300 TECHNICAL REPORT SUMMARY ON KORSHUNOVSKY GOK MINING ASSETS

COPY No.

Copies of this report have been distributed as shown below:

Copy No.	Type	Recipient
1	Original	Mechel PAO
2	Copy	Mechel PAO
3	Copy	IMC Montan Group
4	Copy	PMC Ltd

Project Personnel: J S Warwick (CP, Mining Engineer), P C Robinson (Financial Analyst), M Mounde (Mining Engineer), Dr J A Knight (Geologist), Dr H Arden (Geologist), S C Frankland (Process Engineer), M George (Environmental), P Shevchenko (Project Manager Russia, Mining Engineer), I Stezhko (Mining Engineer), A Sotnikov (Process Engineer), S Sidorkin (Social and Economic), E Kuleshov (Mining Engineer), A Zhura (Financial Analyst), R Mershiev (Financial Analyst), M Sokolova (Environmental), T Saverskaya (Process Engineer), M Oleynikov (Geologist).

Key Words: Mechel, Korshunovsky, Iron Ore, Irkutsk, Moscow

	Signature	Name / Designation
Production:	/s/ John S Warwick	John Warwick Report Compiler

Verification:	/s/ Pavel Shevchenko	Pavel Shevchenko Project Manager

Approval:	/s/ John S Warwick	John Warwick Project Director and Qualified Person
Date:	21st March 2022

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Appendix A

QUALIFICATIONS OF THE CONSULTANTS

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J S Warwick Project Director and Mining Engineer

B Sc Electrical Engineering (Hons), Newcastle University (1973); B Sc Mining Engineering (Hons), Nottingham University (1975); Mine Manager’s 1st Class Certificate; Fellow Institute of Materials, Minerals and Mining; Chartered Engineer; European Engineer (Eur Ing).

50 years experience in the coal, base metals and industrial minerals mining industry and 20 years of directing Competent Person’s and Mineral Expert’s Reports. He is qualified as a Qualified Person under the requirements of the CRIRSCO Codes and SEC.

P C Robinson Financial Analyst

Associate, Chartered Institute of Management Accountants

40 years experience in the mining, minerals and consulting industry worldwide with specific experience of investment and mine purchases, project management, production of a competent persons report in support of a flotation on major stock exchanges for major companies.

M Mounde Mining Engineer

Chartered Engineer; Member Institute of Materials, Minerals and Mining; South Africa Mine Manager’s Certificate.

29 years of mining experience gained in both the operations and consultancy working environment with experience extending over all of the six continents where mining is permitted, and this experience covers both surface and underground operations in the precious and base metals, coal and industrial mineral industries. Mark has provided technical input and managed projects that have ranged from Feasibility Studies to Scoping Studies and Technical Due Diligence Reports. Mark’s operational experience is gained from working in Southern Africa on the South African deep level gold mines and open cast coal mines.

Mark Mounde is a Qualified Person under the requirements of the CRIRSCO Codes.

Dr J A Knight Geologist

Dr J A Knight (B.Sc Geology, Aston University (1968); PhD Geology Sheffield University (1972); Fellow of the Geological Society, London; Chartered Geologist; Member Society of Mining Engineers (US); Member of Institute of Directors. He is a senior associate and former managing director of IMC and was the senior project geologist for this technical review. John has over 42 years experience in metalliferous and coal geology.

John Knight is a Qualified Person under the requirements of the CRIRSCO Codes.

Dr H Arden Geologist

BSc Geological Engineering (Hons.), Istanbul Technical University (1984); MSc Civil Engineering, Southampton University (2008); PhD Geology, University of Nottingham (1990), Chartered Geologist and Fellow of the Geological Society.

More than 30 years of experience as a coal geologist worldwide. Hakan Arden is a Qualified Person under the requirements of the CRIRSCO Codes.

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S C Frankland Process Engineer

BSc (Hons) in Minerals Engineering from Birmingham University; is Fellow and Past President of the Minerals Engineering Society, Member of the South African Coal Processing Society and Member of the European Union Expert Committee on Coal Preparation.

He has 43 years’ experience in the coal mining industry and waste recycling industry, in particular beneficiation, processing and quality management. He has worked in many areas of the world, recently in Kazakhstan and China.

Steve Frankland is a Qualified Person under the terms of the SEC.

M George Environmental Engineer

BSc (Hons) in Applied Chemistry, Kingston-upon-Thames University (1971); Specialist courses in Hydrometallurgy, Solvent Extraction, Management in Industry, Assessment of Competence in Process Operations, Radiological Protection Supervision, Environmental and Safety Auditing, Health and Safety at Work Regulations, COSHH (Control of Substances Hazardous to Health) Assessment, Integrated Pollution Control.

40 years experience in base metals processing including environmental aspects and specialising in the environmental field for the last 15 years.

B Richards Infrastucture Engineer

Experienced Mechanical Engineer with experience in Project Design, Project Management and mechanical engineering feasibility studies, and in the design and tender evaluation of Engineering Equipment Proposals. He is also experienced in mine CAPEX and OPEX infrastructure schemes, projections, financial reviews, due diligence and human resource scheduling.

*Pavel Shevchenko Mining Engineer

MIMMM, PONEN (Professional Society of Independent Experts of the Subsurface Resources, Kazakhstan), GKZ Expert, has over 15 year experience in the mining industry, has the mining engineer’s diploma in underground mining awarded in Almaty, Kazakhstan, and the diploma in law awarded by Turan University, Almaty, Kazakhstan. As an IMC Montan staff member, participated in over 30 projects on reserve and resource evaluation, was involved in projects development in compliance with the international standards, optimisation of mining and other processes of open and underground mining operations.

*Igor Stezhko Mining Engineer

Graduated from St. Petersburg State Mining Institute and Plekhanov Russian Economic University. At present, Igor Stezhko is an expert of the State Committee for Reserves (GKZ) of Russia, a member of the Professional Business and Ownership Appraisers Association, and a member of the Board of Experts of the Technological Platform for Solid Minerals of the Eurasian Economic Commission. He has more than a 9 year experience as mining engineer and a 3 year experience in mine designing. He has experience in mining industry in Russia and abroad. He was involved in shaft sinking at an international mine. During his work in IMC Montan Igor participated in and managed more than 25 projects related to preparation of designs, compliant with international standards, reserves and resources evaluation, technical audits and due diligences of mining industry enterprises.

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*Anatoly Sotnikov Process Engineer

Graduated from the Geological faculty of St.-Petersburg State University trained as a geologist-instrument man-prospector. Work experience in coal industry is over 27 years in positions of engineers and management positions in regional coal companies, big coal and steel-making holding companies, foreign design-engineering firms. Anatoly is a highly qualified specialist-processing engineer in the area of coal preparation, selection of processing and dewatering equipment, simulation of flow processes at coal preparation plants (CPP), calculations of full material balance, conduct of technology audit at on-going processing operations. He has experience in CPP construction, reconstruction and technical retooling project management. Anatoly has been with IMC Montan since January 2020 and participated in Due Diligence, JORC reserve and resource valuation, PFS preparation projects as a coal preparation expert.

*Sergei Sidorkin Social and Economic Policy

Sergey graduated with honours from the department of history at Chelyabinsk State University with specialization in political science; and a post-graduate course at the public policy chair of the department of philosophy at Lomonosov Moscow State University as a PhD, political sciences. Sergey has expertise in the area of strategic planning, Investor Relations, Public Relations, Risk Management. Sergey has been working in IMC Montan since 2011 and is involved in preparation of Terms of Reference, quality control, project co-ordination, liaison with the state authorities, market research, preparation of social and economic sections of mining project reports (risk assessment, assessment of project performance, analysis of legal and regulatory framework).

*Egor Kuleshov Mining Engineer

Egor Kuleshov graduated from St. Petersburg State Mining Institute (diploma of a mining engineer, development of stratified deposits); and from St. Petersburg State University (economics and management, project management), McKinsey & Company. He has published articles in peer-reviewed journals and has the patent for the invention. Egor was involved in projects on reserve and resource evaluation, Feasibility and Pre-Feasibility Studies, MER preparation. Expert of the State Committee for Reserves (GKZ) of Russia.

*Alexey Zhura Financial Analyst

Aleksey is a specialist in economics and marketing of mining. He graduated from Moscow State Mining University and has a PhD (Economics) and further diplomas: Company (Business) Valuation of State University of Land Use Planning and Control; Innovation Management in Corporations of Academy of National Economy and Civil Service under the Auspices of the RF President. Aleksey has 19 years of experience in marketing and economics of mining, Aleksey is an expert of GKZ (State Committee on Mineral Resources and Reserves) since 2007, since 2012 he is a member of the Society of Subsoil Use Experts of Russia (OERN).

Since 2006 Alexey has been working for IMC Montan as a consultant. For the time of his work for IMC he implemented over 80 projects in different type of minerals – coking and thermal coal, iron ore, base and precious metals etc.

*Ruslan Mershiev Financial Analyst

Ruslan is a mining specialist in marketing and economics. He has graduated from Kuzbass Sate Technical University as Mining Engineer Economist. He has more than 10 years of experience working in the Russian mining companies, including Kuzbassinvestugol Corporation, Sokolovskya Holding

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Company, Kuzbassugol Coal Company, and Kuzbassrazrezugol Coal Company. Ruslan was engaged in mining economics including the following subject areas: economic assessment of investments, business planning, analysis of production activities, budgeting, and marketing. He has extensive experience in development of investment project and their audits, the projects related to construction and re-construction of deep mines, surface mines, processing plants, as well as auxiliary and service facilities. He was involved in expertise of the investment projects bidding for state support funds within Local Development Programme and Kuzbass Coal Industry Diversification Programme which are aimed at re-employment of miners and their family members made redundant as a result of coal mines closure. Professional level user of specialized software for development of investment projects and financial analysis of companies (Alt-Invest, Alt-Finance).

*M Sokolova Environmental Engineer

Maria Sokolova is an environmental specialist. Maria has over 15 years of experience in the area of environmental protection. She graduated from Moscow Geological Exploration Academy and is a certified engineer specializing in eco-geology. From 2000 to 2008 she worked in the Monitoring and Forecast Centre at the RF Emergency Committee and held a position of the main specialist at the Environmental Emergency Monitoring Division. Currently she works for IMC Montan and is engaged in mines’ Environmental Impact Assessment, compliance of mines’ operations with national and international standards in the area of environmental protection. In her work Maria uses knowledge of the RF Environment Law and international environmental standards as well as knowledge of mining specifics as an impact factor.

*Tatyana Saverskaya Metallurgy and Processing Engineer

Tatyana is a highly qualified specialist in the area of mineral processing and metallurgy (base, precious, and rare metals) and has 25 years of experience. She is a specialist in technology and equipment of metallurgical and processing plants. She graduated from Norilsk Industrial Institute in 1991. Tatyana has vast experience in designing of processes and technologies for processing and metallurgical operations and provides technical support to on-going enterprises in the mining and metallurgical sector. She has more than 10 printed papers, 3 patents for inventions.

*Maxim Oleynikov Geologist

Member of Australian Institute of Geoscientists. He graduated from the Kazakhtan National Technical University named after KI Satpayev in specialty of Mining Engineer and Geophysicist. Starting his career as a specialist in computer information processing, Maxim has moved to the position of Geophysics and soon became Director and Representative of the Micromine in Kazakhstan

* - denotes visited operations

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In accordance with the requirements of SK-1300 the Qualified Persons have been involved with the sections of the report as shown in the table below.

Qualified Person	Discipline	Report Areas	Specific Sections
J S Warwick	Mining	Complete Report Compilation Qualified Person	1 to 25 20 to 25

P C Robinson	Finance	Financial Analysis	16, 18, 19

M Mounde	Mining	Korshunovsky Rudnogorsky	4.2.11, 4.2.12, 4.2.14 4.3.11, 4.2.12, 4.2.14

Dr J A Knight	Geology	Korshunovsky Rudnogorsky	4.2.1 to 4.2.11 4.3.1 to 4.3.11

S C Frankland	Process	Korshunovsky GOK	4.4.1 to 4.4.8

M George	Environmental	Korshunovsky Rudnogorsky Korshunovsky GOK	4.2.15 4.3.15 4.4.9

B Richards	Electrical, Mechancial	Infrastructure	4.2.13, 4.3.13

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Appendix B

MAPS AND PLANS

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It should be noted that the coordinates shown on the following plans may not be reliable as they are considered to be state secrets and could not have been disclosed accurately.

Korshunovsky

1.	Location Plan of the Korshunovsky Mines and Process Plant

2.	Korshunovsky Mine Plan

3.	Rudnogorsky Mine Plan

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Location Plan of Industrial and Administrative Sites of PAO Korshunovsky GOK

(Korshunovskoye Deposit, Zheleznogorsk-Ilimsky)

1.	Location Plan of the Korshunovsky Mines and Process Plant

1 - Administrative building of the GOK

2 - Ore Processing Plant

3 - Motor Transport Division

4 – Repair and Electrical-Mechanical Workshop

5 – Open Pit

6 – Storage Facilities

7 – Electrical Plant

8 – Tailings Storage Facility

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2.	Korshunovsky Mine Plan

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3.	Rudnogorsky Mine Plan

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Appendix C

GLOSSARY OF TERMS

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$	United States Dollars

$M	Million United States Dollars

ADB	Air dried basis, analysis of coal where by coal is air dried at ambient temperatures leaving the inherent moisture within the coal.

Air pollution.	The presence of contaminant or pollutant substances in the air that do not disperse properly and interfere with human health or welfare or produce other harmful environmental effects.

Ambient air.	Any unconfined portion of the atmosphere: open air, surrounding air.

ANFO	Amrnonium nitrate – fuel oil (diesel) slurry explosive

Anthracite, Anthracitic	A rank class of coal having more than 86% fixed carbon and less than 14% volatile matter on a dry, mineral-matter-free basis (as defined by ASTM). This class of coal is sub-divided into semi-anthracite, anthracite and meta-anthracite on the basis of increasing fixed carbon and decreasing volatile matter.

Anticline	A strata fold that is concave downwards.

Aquifer

1. An underground geological formation, or group of formations, containing usable amounts of groundwater that can supply wells and springs.

2. A body of rock that is sufficiently permeable to conduct ground water and to yield significant quantities of water to boreholes which intersect it.

Ash content	The percentage of a laboratory sample of coal remaining after incineration to a constant weight under standard conditions.

Autogenous Mill	Mill using the feed material to reduce through friction and breakage without the assitance of other forces

Background level	In air pollution control, the concentration of air pollutants in a definite area during a fixed period of time prior to the starting up or on the stoppage of a source of emission under control. In toxic substances monitoring, the average presence in the environment, originally referring to naturally occurring phenomena.

bcm	Abbreviation for bank cubic meter being the volume of material measured in-situ before excavation

bcm/t	Abbreviation for bank cubic meter per tonne - the unit for stripping ratio qv

bcm	Abbreviation for bank cubic meter being the volume of material measured in-situ before excavation

Bench	A near horizontal working area in a mine at least one side of which is defined by a significant vertical drop

Best Practice	Operating procedures that are recognised in the international mining community which maximise productivity and return on investment commensurate with stewardship of the assets.

Blending	Mixing two or more materials together to give a mixture of the desired quality

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Bolted roadways	Roadways that are supported using full column resin bolts (a drill hole filled with quick setting resin and through which a steel rod is rotated to mix resin and hardener)

Bore and fire techniques	The use of drilling and blasting mining techniques rather than mechanised methods.

Borehole	A hole made with a drill, auger or other tool for exploring strata in search of minerals.

Bucket loaders	A small tractor with a bucket to load out the material blasted and carry it to t tipping point. Often the buckets are side-tipping to facilitate working in confined areas.

C&F	Cost and Freight – a term of sale that includes the FOB (qv) price plus the cost of freight, insurance is normally paid by the buyer.

Calorific value, (CV)	The heat value of coal per unit weight. This is normally reported in kilocalories per kilogram, (kcal/kg).

Capex	Capital expenditure

Cash Flow	The sum of cash generated and spent by a business, usually computed on an annual basis.

Coal Washing	The process of removing mineral matter from coal usually through density separation, for coarser coal and using surface chemistry for finer particles.

Coalfield	A discrete area underlain by strata containing one or more coal beds.

Coking coal	Coal that becomes plastic when heated at 3ºC per minute through the temperature range 300 – 550 ºC.

Concentrate	Material that has been separated from an ore which has a higher concentration of mineral values than the mineral values originally contained in the ore. Concentrates are produced in a plant called a concentrator.

Concentrator	Equipment used in the reduction of ore

Conveyor	A rubberised belt running on rollers transporting the coal or other material from the faces to the endpoints. They can be reversed and used for manriding (carrying personnel to their working places.

Core	A cylindrical sample taken using a diamond drill.

Conveyor	A rubberised belt running on rollers transporting the coal or other material from the faces to the endpoints. They can be reversed and used for manriding (carrying personnel to their working places.

Cross Section	A diagram or drawing that shows features transected by a vertical plane drawn at right angles to the longer axis of a geologic feature.

Crosscuts	Excavated at right angles from a tunnel, it connects with a tunnel running parallel to the first tunnel.

Curtilage	The area within which a mining company has legal responsibility for its own activities

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Cut and Fill	A method of stoping in which ore is removed in slices, and the resulting excavation filled with waste material (backfill) which supports the walls of the stope when the next cut is mined.

Cut-off Grade	The lowest grade of mineralised material considered economic to extract; used in the calculation of the ore reserves in a given deposit, and in operations to segregate ore and waste.

DAF	Dry ash free basis – conversion of analyses to present data that has all ash and moisture removed, i.e. represents the analysis of the organic matter only.

Dense medium cyclones	A device the uses a dense medium in a hydrocyclone to effect a separation between coal and waste

Deposit	An area of coal resources or reserves identified by surface mapping, drilling or development.

Development	Excavations or tunnels required to access the ore. (i) The initial stages of opening up a new mine, and/or (ii) The tunnelling to access, prove the location and value, and allow the extraction of ore.

Dilution	The contamination during the mining process of excavated ore by non-ore material from the roof, floor or in-seam partings

Discount Rate	The interest rate at which the present value, if compounded, will yield a cash flow in the future.

Discounted Cash Flows (DCF)	The present value of future cash flows.

Double-ended ranging drum shearer	Two shearers fitted on separate arms at opposite ends of a drive bogey. The arms are capable of ‘ranging’ up or down to follow the seam floor and roof contours.

Double-ended shearers	Two shearers fitted on separate arms at opposite ends of a drive bogey. The arms are fixed.

Dump	A site used to dispose of solid wastes without environmental controls.

Effluent	Wastewater—treated or untreated— that flows out of a treatment plant, sewer, or industrial outfall; generally refers to wastes discharged into surface waters.

Emission	Pollution discharged into the atmosphere from smokestacks, other vents, and surface areas of commercial or industrial facilities, from residential chimneys; and from motor vehicle, locomotive, or aircraft exhausts.

Exploration	The search for mineral. Prospecting, sampling, mapping, diamond drilling and other work involved in the search for mineralisation.

Fault	A structural discontinuity in the earth’s crust formed by movement between adjacent blocks resulting from tectonic forces.

Floor (seam)	The bottom of the seam.

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Footwall	The underlying side of a fault, an orebody, or mine workings. An assay footwall is the lower surface of an orebody which separates ore- and waste-grade material.

FSI	Free swelling index, a measure of the amount of swelling a coal under goes on rapid heating.

FSU	Former Soviet Union

Geological losses	Losses deducted from proven reserves due to geological constraints, eg faults, seam splitting.

Geotechnical Conditions	The engineering behaviour of rocks as a result of an excavation.

Grader	A rubber-tyred, diesel driven, mobile machine with an under-slung blade used for regulating the surface of dirt roads and the like

Groundwater	The supply of fresh water found beneath the Earth’s surface (usually in aquifers), which is often used for supplying wells and springs. Because groundwater is a major source of drinking water, there is growing concern about areas where leaching agricultural or industrial pollutants or substances from leaking underground storage tanks are contaminating it.

Hangingwall	The wall or rock on the upper side of the inclined orebody (the roof).

High wall	The face of the excavation limit where the depth from original ground level is greatest

Hyperbaric filter	A filter for dewatering fine coal slurries that uses high pressure

In Situ	In place, i.e. within unbroken rock.

Inherent Moisture	That moisture held within the internal porosity of the coal. It is the moisture released after air dying of the coal at 20° C when the coal is heated to 105°C. Low rank coals have high inherent moisture and high rank coals have low inherent moisture.

Interburden	Sterile soil and rock material lying between coal seams

Kcal/kg	Kilocalories per kilogram of coal, the energy content of coal used in the countries that do not conform to SI units. In countries where SI units are adhered to, the measure of energy is in megajoules per kilogram or MJ/kg.

km	Kilometre

kt	Thousand metric tonnes

ktpa	Thousand metric tonnes per year

kV	kilo Volt

kW	Kilo Watts power rating

Lignite, lignitic	A class of brownish-black, low-rank coal, defined by ASTM as having a heat value of less than 4,600 kcal/kg on a moist mineral-matter-free basis.

LOM	Life of Mine

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Longwall	A coal production face where a shearer traverses and cuts a long wall of coal accesses by two gate roads.

Losses - Mining	Ore lost due to less than perfect mining operations.

LTIFR	Lost Time Injury Frequency Rate, usually measured per 100,000 manshifts or one million man-hours

m	Metre

M	Million

Metallurgical coal	An informally recognised name to refer collectively to coking coal, coal for pulverised coal injection (PCI) and anthracite, all of which are used in the production of iron and steel and in other metallurgical applications.

Middling	Material containing mineralisation of a poor quality that is uneconomic.

Mineral Rights	The ownership of the minerals on or under a given surface with the right to remove the said minerals.

Mining Licence	Permission to mine minerals from a Mineral Rights area.

Moisture content	The percentage of moisture (water) in coal. Two forms of moisture are found in coal, free or surface moisture that evaporates on exposure to air, and inherent moisture entrapped in the coal, which can only be removed by heating.

Mt	Million metric tonnes

Mtpa	Million tons per annum

MW	Megawatt

Net present value, (NPV)	The present value of the net cashflow of the operation, discounted at a rate, which reflects a combination of the cost of capital of the company and the perceived risk attaching to the project or operation.

Net as-received	Refers to the gross as-received calorific value of a coal after the energy required to vaporise the moisture and moisture formed from combustion of any hydrogen is removed.

Open Pit	Surface mining in which the ore is extracted from a pit. The geometry of the pit may vary with the characteristics of the orebody.

Opex	Operating expediture

Overburden	Sterile soil and rock material overlying the coal

Parting	A layer or stratum of non-coal material in a coal bed which does not exceed the thickness of coal in either the directly underlying or overlying leaves.

Pillar(s)	An area of ore left during mining to support the overlying strata or hanging wall in a mine.

Potable water	Water that is safe for drinking and cooking.

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Proved Reserves	Those reserves which are the economically mineable part of the Measured Reserves

Proximate analysis	A simple analysis of coal that utilises the high temperature disintegration of coal into moisture, volatile matter, fixed carbon (char or coke) and ash.

Rank	A measure of thermal maturity of a coal. Coal increases rank from peat through to graphite by the application of heat and time. Increasing rank of coal is from lignite, through sub-bituminous coal, through bituminous coal, through anthracite to graphite. The process is a series of condensation reactions whereby initially water is expelled from the coal, then carboxyl groups are expelled then gas and liquids are expelled and finally methane. During this process the inherent moisture reduces, volatile matter reduces and energy content of the hydrocarbon part of the coal increases.

Raw sewage	Untreated wastewater.

Rehabilitation	Land restored to its former condition

Reserve(s)	Refer to CRIRSCO Code, Section 21.1

Reserve(s) - Probable	Refer to CRIRSCO Code, Section 21.1

Reserve(s) - Proved	Refer to CRIRSCO Code, Section 21.1

Resource(s)	Refer to CRIRSCO Code, Section 21.1

Resource(s) - Indicated	Refer to CRIRSCO Code, Section 21.1

Resource(s) - Inferred	Refer to CRIRSCO Code, Section 21.1

Resource(s) - Measured	Refer to CRIRSCO Code, Section 21.1

Risk assessment	The qualitative and quantitative evaluation performed in an effort to define the risk posed to human health or the environment by the presence or potential presence and use of specific pollutants.

ROM	Run of mine

Run-of-Mine (ROM)	The Grade and tonnage of material produced at the pit rim or shaft collar, stated on a dry basis.

Sample	A representative fraction of a coal seam collected by approved methods, guarded against contamination, and analysed to determine the nature, chemical, mineralogical or petrographic composition, percentage content of specified constituents, and heat value.

Sampling	Taking small pieces of rock at intervals along exposed mineralisation for assay (to determine the mineral content).

Screen	A device for separating by size

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Seam	A layer or bed of coal. Correlated seams of coal are normally assigned a name, letter or number. A single seam can contain one or more non-coal partings resulting in a sub-division into leaves.

Shaft	A mine-working (usually vertical) used to transport miners, supplies, ore, or waste.

Shovel and truck mining	Excavating overburden, interburden and coal using stand-alone excavators loading into dump trucks, dumpers and highway trucks

Specific Gravity (SG)	The ratio of the mass of a unit volume of ore or waste material to the mass of an equal volume of water at 4 degrees C.

Spontaneous combustion	The propensity of some types of coal to oxidise rapidly on contact with air. The oxidation reactions produce heat that increases the rate of oxidation to the point that the coal ignites. Low rank coals are the most prone to spontaneous combustion.

Stripping ratio, (SR)	The amount of overburden that must be removed to gain access to a unit amount of coal. This is normally reported as bank cubic metres (bcm) overburden per recoverable tonne of coal (bcm/t).

Sustaining Capital	Periodic capital expenditures required to replace or overhaul equipment. Also known as replacement capital.

t	Metric tonne = 1000 kg

Thermal Coal	A coal used to provide heat from combustion

Total Moisture	The sum of the inherent moisture and the free (or surface) moisture.

tpd	Metric tonnes per day

tpm	Tonnes per month.

Trenches	Lines excavated to a pre determined depth to establish the geological structure of a deposit

Ultimate analysis	Analysis of the elemental components of coal – carbon, hydrogen, nitrogen, oxygen and sulphur. Normally reported on a dry or dry ash-free basis.

V	VOLTS

Ventilation	Air coursed around a mine to provide a working environment to both men and machines.

Winders	An electrically driven drum with rope attached to either skips (coal) or cages (men and materials) used to remove coal or ore from a mine and facilitate en and materials to the underground workings.

Working Capital	Accounts receivable less accounts payable.

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